Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of December 1, 2010
among
The Linc Group, LLC,
ABM Industries Incorporated,
Lightning Services, LLC,
and
GI Manager L.P. as the Members Representative

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 1, 2010, among ABM Industries Incorporated, a Delaware corporation (“Buyer”), Lightning Services, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”), The Linc Group, LLC, a Delaware limited liability company (the “Company”), and GI Manager L.P., as the Members Representative (as defined below).
WITNESSETH:
WHEREAS, on the terms and subject to the conditions set forth herein, each of Buyer, Merger Sub and the Company desires to effect the Merger (as defined below) and the other transactions contemplated hereby; and
WHEREAS, each of the board of directors of Buyer, the sole member of Merger Sub and the board of managers of the Company has approved the Merger and this Agreement.
NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1 Definitions.
The following terms, as used herein, have the following meanings:
“2010 Bonus Payments” has the meaning set forth in Section 8.5.
“Accounting Effective Time” has the meaning set forth in Section 2.2.
“Act” means the Delaware Limited Liability Company Act, as codified in Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time.
“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such specified Person, or (ii) any other Person owning ten percent (10%) or more of the outstanding voting securities of such Person. For purposes of the foregoing, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Aggregate Non-Trust Unit Holder Closing Consideration” has the meaning set forth in Section 2.1(e).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Applicable Law” means, with respect to any Person, any federal, state, foreign or local statute, law, regulation or Order of any Authority applicable to such Person or its subsidiaries or any of their respective properties or assets.
“Authority” means any governmental (federal, state, municipal, local or foreign), regulatory or administrative body, agency or authority, any governmental commission, department, board, bureau or instrumentality or any court, tribunal, arbitrator or arbitral body.
“Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Subsidiaries as of the Balance Sheet Date.
“Balance Sheet Date” means September 30, 2010.
“Base Net Working Capital” means $49,500,000.
“Base Purchase Price” means $300,000,000.
“Bonus Eligible Employees” has the meaning set forth in Section 8.5.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in California or New York City are authorized or required by law to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnified Parties” has the meaning set forth in Section 7.1(a).
“Cash and Cash Equivalents” means cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and the Subsidiaries as of the applicable date prepared in accordance with GAAP, including restricted cash; provided, however, that, for purposes of this Agreement, Cash and Cash Equivalents will be reduced by the amount of any cash overdrafts or other negative cash balances and will be calculated net of outstanding checks and inclusive of deposits in transit. For the avoidance of doubt, the Employee Payment Amount received from Buyer and the First Trust Payments and Second Trust Payments received from Buyer and any cash withheld by Buyer in respect thereof pursuant to Section 2.1(b)(6) shall not be included as Cash and Cash Equivalents.
“Cause” shall mean, with respect to the termination of any Bonus Eligible Employee’s employment, a termination of such Bonus Eligible Employee as a result of such Bonus Eligible Employee’s (a) gross negligence or willful misconduct in the performance of the duties and services required of such Bonus Eligible Employee which was not cured within thirty (30) days after the written notice from the Company specifying the misconduct, (b) commission of a felony, (c) willful refusal without proper legal reason to perform the duties and responsibilities required of such Bonus Eligible Employee, (d) knowing involvement in a conflict of interest, (e) material breach of any material provision of such Bonus Eligible Employee’s employment agreement or any corporate code or policy which was not cured within thirty (30) days after written notice from the Company to such Bonus Eligible Employee specifying the breach, (f) violation of the FCPA or other Applicable Law, or (g) habitual neglect in the performance of the duties and responsibilities required by the Company which was not cured within thirty (30) days after written notice from the Company to the applicable Bonus Eligible Employee specifying the duties and responsibilities which such Bonus Eligible Employee neglected to perform.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended to the date hereof.
“Certificate of Formation” means the certificate of formation of the Company, as amended to the date hereof.
“Certificate of Merger” has the meaning set forth in Section 2.1(a)(2).
“Closing” has the meaning set forth in Section 2.2.
“Closing Balance Sheet” means the consolidated balance sheet of the Company and the Subsidiaries as of the Accounting Effective Time, as prepared pursuant to Section 2.1(d). Without duplication, the Closing Balance Sheet shall include the Tax Benefits (as defined below), which shall be included as a current asset for purposes of the calculation of Net Working Capital hereunder.
“Closing Consideration” means an amount equal to (a) the Merger Consideration, minus (b) the Escrow Amount, minus (c) the Reserve Amount, minus (d) the Employee Payment Amount.
“Closing Date” means the date of the Closing.
“Closing NWC Addition” has the meaning set forth in Section 2.1(c)(1).
“Closing NWC Reduction” has the meaning set forth in Section 2.1(c)(1).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission Payments” has the meaning set forth in Section 8.5.
“Company” has the meaning set forth in the preamble of this Agreement.
“Company Plans” has the meaning set forth in Section 3.21(a).
“Company Units” has the meaning set forth in Section 3.5(a).
“Confidentiality Agreement” has the meaning set forth in Section 10.7.
“Continuing Employee” has the meaning set forth in Section 5.2.

“Contracts” means contracts, agreements, subcontracts, leases, indentures, notes, bonds, mortgages or other legally binding undertakings or arrangements, whether written or oral.
“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control, within the meaning of Section 4001(b)(1) of ERISA with the Company, or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.
“D&O Claim” has the meaning set forth in Section 8.1(a).
“D&O Insurance” has the meaning set forth in Section 8.1(a).
“Deductible Amount” has the meaning set forth in Section 7.4(a).
“Disclosure Schedules” has the meaning set forth in Article III.
“Earn-Out Obligations” means the obligations of the Company described in Schedule 8.3 that arose in connection with certain acquisitions by the Company and/or one or more of the Subsidiaries.
“Effective Time” has the meaning set forth in Section 2.1(a)(2).
“Employee Letter Agreement” shall mean the letter agreement between the Company and the Buyer bearing even date herewith.
“Employee Payment Amount” means $1,650,000 funded by Buyer pursuant to Section 2.1(b)(1) and to be paid by the Company and/or the Subsidiaries to the Persons and in the amounts set forth on a written designation delivered by the Company to the Buyer prior to the Closing.
“Employment Agreement Employee” has the meaning set forth in Section 5.2.
“Environmental Claim” means any administrative, regulatory or judicial action, suit, Order, written demand, demand letter, written directive, claim, action, cause of action, investigation, proceeding or notice (written or oral) of noncompliance, liability or violation by any Person alleging liability or potential liability (including for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages or restoration, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, (b) circumstances forming the basis of any violation of, or liability under, any Environmental Law or Environmental Permit, or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, restoration, mitigation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.
“Environmental Laws” means all Applicable Laws relating to pollution, protection of the environment (including natural resources, ambient air, surface water, groundwater, land surface or subsurface strata), atmospheric emissions or protection of human health and safety, including, without limitation, those relating to the use, treatment, storage, disposal, handling, manufacture, transportation, arrangement for disposal, shipment, presence of, Releases of, processing of, or distribution of, Hazardous Materials.

“Environmental Permit” means any Permit of an Authority issued under or pursuant to any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” has the meaning set forth in Section 2.1(e).
“Escrow Agent” has the meaning set forth in Section 2.1(e).
“Escrow Agreement” has the meaning set forth in Section 2.1(e).
“Escrow Amount” has the meaning set forth in Section 2.1(e).
“Escrow Funds” means the Escrow Amount deposited in the Escrow Account, together with any interest, income or profits thereon.
“Estimated Cash and Cash Equivalents” means the estimated Cash and Cash Equivalents of the Company as of the Accounting Effective Time as derived from the estimated Closing Balance Sheet pursuant to Section 2.1(c).
“Estimated Indebtedness” means the estimated Indebtedness of the Company as of the Accounting Effective Time as derived from the estimated Closing Balance Sheet pursuant to Section 2.1(c).
“Estimated Net Working Capital” means the estimated Net Working Capital as of the Accounting Effective Time as derived from the estimated Closing Balance Sheet pursuant to Section 2.1(c).
“Estimated Selling Transaction Expenses” means the estimated Selling Transaction Expenses of the Company as of immediately prior to the Closing pursuant to Section 2.1(c).
“FCPA” has the meaning set forth in Section 3.25.
“Financial Statements” has the meaning set forth in Section 3.7.
“First Trust” means the trust established pursuant to the First Trust Agreement (as defined below).
“First Trust Agreement” means The Linc Group Employee Incentive Trust Agreement, dated July 30, 2004, as amended to the date hereof.
“First Trust Beneficiaries” means the trust beneficiaries under the First Trust Agreement.

“First Trust Payments” means the aggregate amount of the payments in connection with the transaction contemplated by this Agreement in respect of the First Trust Units.
“First Trust Release” has the meaning set forth in Section 6.2(i).
“First Trust Units” means the Incentive Units deposited in the First Trust with the First Trustee under the First Trust Agreement.
“First Trustee” means the trustee under the First Trust Agreement.
“FOCI” means Foreign Ownership, Control or Influence.
“Franchise” means (a) a “franchise” as defined in the FTC Rule, 16 CFR 436.1(h), and under the Applicable Laws of any other jurisdiction (including under any state franchise offering, disclosure, registration, relationship, termination, or similar Applicable Laws) and (b) any similar arrangement offered, sold, entered into or granted by the Company or any Subsidiary to a Person located either within or outside the jurisdiction of the United States.
“Franchise Agreement” means all of the Contracts relating to any Franchise offered, sold, entered into, or granted by the Company or any Subsidiary (including all franchise agreements, area development agreements, license agreements, leases and subleases of real property, leases of machinery and equipment, and confidentiality, non-disclosure or non competition agreements).
“Franchise Disclosure Documents” means one or more of the following: (a) any disclosure document required to be used in connection with the offer or sale of Franchises outside the United States; and (b) either of the following forms used in connection with the offer or sale of a Franchises in the United States: (i) the franchise disclosure document (FDD) described in the FTC Rule, Subparts C and D, or (ii) the uniform franchise offering circular (UFOC) described in the Uniform Franchise Offering Circular Guidelines, as amended and adopted by the North American Securities Administrators Association in April 1993.
“Franchisee” means a Person to which one or more Franchises has been sold, entered into or granted by the Company or any Subsidiary.
“Franchisor” means any of the Company and each Subsidiary which has offered Franchises within the last 10 years.
“FTC Rule” means the Disclosure Requirements and Prohibitions Concerning Franchising promulgated by the Federal Trade Commission, 16 CFR Part 436, effective July 1, 2007.
“GAAP” means United States generally accepted accounting principles, as consistently applied.
“Government Contract” means any Contract entered into by the Company or any Subsidiary for the provision of goods or services by the Company or any Subsidiary to (a) a United States Authority, (b) a prime contractor to a United States Authority, or (c) any subcontractor relating to a Contract to which a United States Authority is a party.

“Government Contract Bid” means any offer, bid, proposal or quote to obtain a Government Contract.
“Hazardous Materials” means all substances defined as Hazardous Materials, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5 or defined as such by, or regulated as such under, any Environmental Law, as well as any other (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which is regulated under any Environmental Law.
“Incentive Units” has the meaning set forth in the LLC Agreement.
“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person and its consolidated subsidiaries for borrowed money (excluding any inter-company obligations for borrowed money); (ii) all obligations of such Person and its consolidated subsidiaries evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, with respect to the Company, any seller notes and the Earn-Out Obligations and any other Purchase Payment Obligations, in each case, to the extent not paid prior to the Closing, but excluding the Performance Bonds); (iii) all obligations in respect of issued and outstanding letters of credit, to the extent drawn upon, and bankers’ acceptances issued for the account of such Person or its consolidated subsidiaries; (iv) all management bonuses, or similar payments to management payable in connection with the transactions contemplated by this Agreement, except for amounts accrued on the Closing Balance Sheet and included in the calculation of Net Working Capital, the First Trust Payments, the Second Trust Payments, the Employee Payment Amount and the payments contemplated by the Employee Letter Agreement; (v) all guaranties and obligations secured by a Lien (other than guaranties and obligations relating to the Performance Bonds); (vi) all obligations with respect to capital leases; (vii) all amounts due under any Interest Rate Swaps (including breakage costs as a result of the transactions contemplated by this Agreement); and (viii) any accrued interest, prepayment premiums or penalties related to any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include (a) any accounts payable or other current liabilities accrued on the Closing Balance Sheet and included in the calculation of Net Working Capital (which, for the avoidance of doubt, shall not be deemed to include the short-term portion of any indebtedness for borrowed money), (b) any indebtedness or liabilities that Buyer or Merger Sub cause the Company or any of the Subsidiaries to incur at or after the Closing, (c) any Selling Transaction Expenses, or (d) cash overdrafts or other negative cash balances included in the calculation of Cash and Cash Equivalents.
“Indemnified Parties” means the Buyer Indemnified Parties or the Member Indemnified Parties, as applicable, entitled to indemnification pursuant to the provisions of Article VII.

“Indemnifying Party” means the Person or Persons having the obligation to indemnify another Person pursuant to the provisions of Article VII. For the purpose of receiving notice and assuming the defense of a Third-Party Claim pursuant to Sections 7.2 and 7.3 in connection with a claim for indemnification made by a Buyer Indemnified Party, the Members Representative shall be deemed to be the “Indemnifying Party.”
“Independent Accountant” has the meaning set forth in Section 2.1(d)(3).
“Initial Press Releases” has the meaning set forth in Section 5.1.
“Intellectual Property Rights” means and includes all past, present, and future rights to intellectual property, which may exist or be created under the laws of any jurisdiction in the world, including (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works, (b) registered and unregistered trademark, service mark, trade name and brand name rights and similar rights, intent-to-use registrations or similar reservations of marks, trade dress and logos, (c) trade secret rights, know how, propriety rights in or to inventions and discoveries and all other confidential or proprietary information rights, (d) patents, invention disclosures, industrial property rights and statutory invention registrations, including reissuses, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof and improvements thereto, (e) internet domain names, and (f) all registrations and applications for any of the rights referred to in clauses (a) through (e) above.
“Interest Rate Swaps” has the meaning set forth in Section 3.12(a).
“Involuntary Termination by Executive” shall have the meaning set forth in the employment agreement between the Company and the applicable Bonus Eligible Employee; provided, however, that if such Bonus Eligible Employee does not have an employment agreement or such Bonus Eligible Employee’s employment agreement does not provide for an Involuntary Termination by Executive, then Involuntary Termination by Executive shall mean the resignation of such employee for one of the following reasons within sixty (60) days after the end of the Involuntary Termination Cure Period after complying with the Involuntary Termination Process: (i) a material diminution in such Bonus Eligible Employee’s base salary (it being understood that any diminution of less than 10% of such Bonus Eligible Employee’s base salary shall not be a material diminution), or (ii) a relocation that is in excess of 50 miles from the location at which such Bonus Eligible Employee provides services to the Company.
“Involuntary Termination Process” means that (i) such Bonus Eligible Employee has notified the Company in writing of the occurrence of an Involuntary Termination by Executive condition within sixty (60) days of the occurrence of such condition, (ii) such Bonus Eligible Employee cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Involuntary Termination Cure Period”), to remedy the condition, and (iii) notwithstanding such efforts, the Involuntary Termination by Executive condition continues to exist after the Involuntary Termination Cure Period.
“ITAR” means the International Traffic in Arms Regulations.
“JVs” has the meaning set forth in Section 3.12(a).

“Knowledge” means, where capitalized, the actual knowledge of Tracy K. Price, Joseph L. Franz, David Whaley, Leslie Cunningham, Michael Atkins, Michael Brennan, Scott Giacobbe, Bert Kendall (with respect to Section 3.22 only) and Gregory Lush (with respect to Sections 3.16(b) and 3.16(c) only).
“Leased Real Properties” has the meaning set forth in Section 3.10(c).
“Lien” means, with respect to any asset, any mortgage, lien, deed of trust, pledge, hypothecation, charge, security interest or any other encumbrance of any kind in respect of such asset.
“LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of the Company, effective as of November 1, 2009, as amended to the date hereof.
“Losses” means all losses, liabilities, claims, damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’, accountants’ and expert witness’ fees incurred in connection therewith and, subject to Article VII, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.
“Material Adverse Effect” means a material adverse effect on the financial condition, results of operations, assets, liabilities or business of the Company and the Subsidiaries, taken as a whole; provided, however, that, with respect to a Material Adverse Effect referred to in Section 3.9(a) only, in no event shall any of the following be deemed to constitute, or be taken in to account in determining whether there has been or shall be, a Material Adverse Effect: (i) economic, legislative, regulatory or other conditions affecting the Company or the industries in which the Company conducts business; (ii) general business or economic conditions, (iii) national or international political conditions, including, without limitation, the engagement by the United States in hostilities (whether or not pursuant to the declaration of a national emergency or war) or the occurrence of any military or terrorist attack upon or involving the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iv) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (v) changes in United States generally accepted accounting principles; (vi) changes in Applicable Law; (vii) any change resulting from compliance by the Company with the terms of, or the taking of any action contemplated by, this Agreement or any other agreements or documents contemplated hereby; or (viii) any change resulting from the announcement of the execution of this Agreement or the transactions contemplated hereby, except to the extent, in the case of clauses (i) through (iv), that such conditions have a disproportionate effect on the Company and the Subsidiaries taken as a whole (as compared to the rest of the industry in which the Company and the Subsidiaries operate).
“Material Contract” has the meaning set forth in Section 3.12(a).
“Member Indemnified Parties” has the meaning set forth in Section 7.7.

“Member Letter” means the letter in the form attached as Exhibit A hereto.
“Members” means the holders of the Company Units as of immediately prior to the Effective Time. For purposes of this Agreement, each of the First Trust and the Second Trust (as defined below) shall be deemed the Member with respect to, and the holder of, the First Trust Units and Second Trust Units (as defined below), respectively.
“Members List” has the meaning set forth in Section 3.5(b).
“Members Representative” has the meaning set forth in Section 9.1.
“Merger” has the meaning set forth in Section 2.1(a).
“Merger Consideration” has the meaning set forth in Section 2.1(b)(1).
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Merger Sub Interests” has the meaning set forth in Section 4.3.
“Mirror Incentive Units” has the meaning set forth in Section 13 of the First Trust Agreement.
“Mirror Participating Profits Units” has the meaning set forth in the Second Trust Agreement.
“Multiemployer Plan” has the meaning set forth in Section 3.21(f).
“Net Working Capital” means (a) all current assets of the Company and the Subsidiaries (including, without limitation, the Tax Benefits, but excluding Cash and Cash Equivalents, the Employee Payment Amount received from Buyer and the First Trust Payments and Second Trust Payments received from Buyer and any cash withheld by Buyer in respect thereof pursuant to Section 2.1(b)(6)), minus (b) $595,000 (and the parties agree that notwithstanding any other provision contained herein no other deduction or accrual shall be made with respect to the payments to be made pursuant to the Employee Letter Agreement), minus (c) all current liabilities of the Company and the Subsidiaries (including, without limitation, the aggregate amount of the 2010 Bonus Payments and the Commission Payments and any other bonus or commission payment obligations required to be reflected on the Closing Balance Sheet whether or not set forth on Schedule 8.5, minus (d) any severance amounts payable pursuant to the termination and release (when finalized) referenced in Item 1(k) of Schedule 3.21, Part (a) that are in excess of any specific reserve related thereto included on the Closing Balance Sheet, but excluding (i) any liabilities reflected in Indebtedness, (ii) any cash overdrafts or other negative cash balances included in the calculation of Cash and Cash Equivalents, (iii) any liabilities arising from any obligation of the Company, any Subsidiary, the First Trust or the Second Trust to pay the First Trust Payments and Second Trust Payments to the First Trust Beneficiaries and Second Trust Beneficiaries (including any liabilities related to amounts withheld in respect thereof pursuant to Section 2.1(b)(6)), and (iv) any liabilities arising from any obligation of the Company to pay any portion of the Employee Payment Amount. Notwithstanding the foregoing, the receivables described on Schedule 1.1 shall be treated as set forth thereon. For the avoidance of doubt, in no event shall any liabilities included on the Closing Balance Sheet with respect to any Earn-Out Obligations (which is included in Indebtedness), Selling Transaction Expenses or Nine Month Review Expenses be included in the calculation of Net Working Capital.

“Nine Month Review Expenses” means an amount equal to 50% of the costs, fees and expenses of the Company’s auditor relating to the nine-month review performed by the Company’s auditor.
“NISPOM” means the National Industrial Security Program Operating Manual.
“Non-Tendering Member” means any Member who has not delivered a Member Letter with respect to all of such Member’s Company Units as of the Closing.
“Non-Trust Unit Holders” means the holders of Company Units other than the First Trust and Second Trust.
“Offer Letter” has the meaning set forth in Section 3.21(a).
“Order” means any order, judgment, injunction, writ, stipulation, determination or award, in each case, entered by any Authority.
“Owned Real Properties” has the meaning set forth in Section 3.10(d).
“Participating Profits Units” shall have the meaning set forth in the LLC Agreement.
“Performance Bonds” means the General Indemnity Agreements between The Hartford and the Company and the Subsidiaries dated March 21, 2006, August 31, 2007, September 19, 2007, and August 18, 2008, the General Agreements of Indemnity between Liberty Mutual and the Company dated June 2004 and September 2009, the Agreement of Indemnity between Ace American Insurance Company and the Company dated April 29, 2009, the Indemnity Agreement entered into by Linc Facility Services LLC as of August 23, 2006 for the benefit of the sureties identified therein, the Travelers Casualty and Surety Company bond dated effective as of September 1, 2006, any bonds issued under any of the foregoing agreements and any other performance bond or surety contract, agreement or arrangement entered into by the Company and/or the Subsidiaries in the ordinary course of business prior to the date hereof.
“Permits” has the meaning set forth in Section 3.23.
“Permitted Liens” has the meaning set forth in Section 3.10(a).
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint venture, a joint stock company, a trust, an Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Post-Closing Addition” has the meaning set forth in Section 2.1(c)(2).

“Post-Closing Reduction” has the meaning set forth in Section 2.1(c)(2).
“Pre-Closing Tax Period” means any tax periods that end on or prior to the Closing Date or any portion of a Straddle Period relating to the period prior to and including the Closing Date.
“Preferred Units” shall have the meaning set forth in the LLC Agreement.
“Pro Rata” means with respect to any Non-Trust Unit Holder, in the same proportion as the applicable Non-Trust Unit Holder would receive payments from the Escrow Funds if the Escrow Funds were distributed in full at the time of such calculation, which percentage amount is set forth on Exhibit C hereto.
“Proceeding” has the meaning set forth in Section 3.20(h).
“Purchase Payment Obligations” has the meaning set forth in Section 3.12(a).
“Real Property Leases” has the meaning set forth in Section 3.10(c).
“Release” means any actual or, to the extent it would give rise to a liability under CERCLA, threatened, spilling, emitting, discharging, leaking, pumping, pouring, dumping, injecting, depositing, disposing, dispersing, leaching or migrating of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).
“Release Date” has the meaning set forth in Section 7.6.
“Reserve Account” has the meaning set forth in Section 2.1(f).
“Reserve Amount” has the meaning set forth in Section 2.1(f).
“Restricted Unit Agreement” means any Restricted Unit Agreement or similar agreement with respect to Incentive Units.
“Returns” has the meaning set forth in Section 3.20(a).
“Second Trust” means the trust established pursuant to the Second Trust Agreement (as defined below).
“Second Trust Agreement” means The Linc Group, LLC Second Employee Trust Agreement, dated August 22, 2008, as amended to the date hereof.
“Second Trust Beneficiaries” means the trust beneficiaries under the Second Trust Agreement.
“Second Trust Payments” means the aggregate amount of the payments in connection with the transaction contemplated by this Agreement in respect of the Second Trust Units.

“Second Trust Release” has the meaning set forth in Section 6.2(j).
“Second Trust Units” means the Participating Profits Units deposited in the Second Trust with the Second Trustee under the Second Trust Agreement.
“Second Trustee” means the trustee under the Second Trust Agreement.
“Securities Act” has the meaning set forth in Section 4.8.
“Selling Members” has the meaning set forth in Section 10.15.
“Selling Transaction Expenses” means, as of the close of business on the Closing Date, any unpaid legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Company or any of the Subsidiaries in connection with this Agreement (or any sale process leading to this Agreement) or any of the transactions contemplated by this Agreement, whether or not such fees or expenses have been invoiced as of the close of business on the Closing Date, including any costs, fees and expenses of the Company’s auditor relating to the nine-month review to be performed by the Company’s auditor in excess of the Nine Month Review Expenses. Notwithstanding the foregoing, Selling Transaction Expenses shall not include any fees or expenses incurred by the Company or any of the Subsidiaries in connection with Buyer’s or Merger Sub’s financing for the transactions contemplated hereby or any fees or expenses of Buyer or Merger Sub.
“Solvent” has the meaning set forth in Section 4.7.
“Straddle Period” means any tax periods that begin prior to and end after the Closing Date.
“Subsidiary” means each Person (i) with respect to which the Company owns (directly or indirectly, beneficially or of record) more than 50% of the equity, voting or profit interests, other than MxCare-Linc International, LLC (Dubai) (“MxCare”), (ii) with respect to which the Company, directly or indirectly, has the right to elect at least a majority of the members of such Person’s board of directors or governing body, (iii) with respect to which the Company, directly or indirectly, has the right to control or direct the business affairs of such Person, or (iv) for purposes of Sections 3.6 (but only the first, fourth, fifth, sixth and eighth sentences thereof), 3.11, 3.14, 3.19 and 3.25 only, that is a JV (but not a Person referenced in clause (i), (ii) or (iii) above) with respect to which the Company, directly or indirectly, has an equity or ownership interest; provided, however, that each representation and warranty made by the Company in Sections 3.6 (but only the first, fourth, fifth, sixth and eighth sentences thereof), 3.11, 3.14, 3.19 and 3.25 with respect to a Subsidiary that is a JV described in clause (iv) of this definition will be deemed to be (A) made by the Company with respect to such Subsidiary only to the Knowledge of the Company without regard to whether such representation and warranty is explicitly qualified by Knowledge, and (B) qualified by materiality with respect to such Subsidiary except to the extent such representation and warranty is already qualified therein by materiality or Material Adverse Effect.
“Subsidiaries Charter Documents” means the certificates of incorporation, bylaws, certificates of formation, limited liability company or operating agreements or other organizational documents of the Subsidiaries, in each case, as in effect as of immediately prior to the Effective Time.

“Surviving Company” has the meaning set forth in Section 2.1(a)(1).
“Surviving Company Charter Documents” has the meaning set forth in Section 8.1(b).
“Surviving Company Plans” has the meaning set forth in Section 5.2.
“Tangible Personal Property” of a Person means all machinery, equipment, trucks, automobiles, furniture, supplies, spare parts, tools, stores and other tangible personal property owned by that Person or in which that Person has any interest (including the right to use), other than the inventories and the books and records of that Person.
“Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp occupation, premium, property, environmental, transfer or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), (ii) any liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Pre-Closing Tax Period, and (iii) any liability of the Company for the payment of any amounts of the type described in clause (i) above with respect to any other Person, whether by contract, as a transferee or otherwise.
“Tax Benefits” means the aggregate amount of the Tax benefits to any Subsidiaries that are taxed as C corporations arising from or relating to the payment (or deemed payment) by such Subsidiaries of (i) the First Trust Payments and Second Trust Payments calculated based on such amounts as though they are paid to First Trust Beneficiaries and Second Trust Beneficiaries during the taxable year ending on the Closing Date, and (ii) the Employee Payment Amount; provided, however, that no Tax Benefit shall be deemed to be created by adding to a net operating loss carryforward at the end of the taxable year ending on the Closing Date.
“Tax Liability” has the meaning set forth in Section 3.20(g).
“Tax Matter” has the meaning set forth in Section 8.2(e).
“Tax Returns” has the meaning set forth in Section 8.2(a).
“Third-Party Claim” has the meaning set forth in Section 7.2.
“Transaction Documents” means (i) this Agreement, the Disclosure Schedules and other schedules to this Agreement, (ii) the Certificate of Merger, and (iii) the Escrow Agreement.

ARTICLE II.
THE MERGER
Section 2.1 The Merger.
(a) Structure of the Merger; Effective Time.
(1) Structure. Subject to the terms and conditions of this Agreement and in accordance with the Act, at the Effective Time: (i) Merger Sub shall be merged (the “Merger”) with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity (the “Surviving Company”) in the Merger; (ii) the certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall become the certificate of formation of the Surviving Company; (iii) the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall become the limited liability company agreement of the Surviving Company; (iv) the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and (v) the managers of Merger Sub immediately prior to the Effective Time shall become the managers of the Surviving Company. From and after the Effective Time, the Merger will have all the effects set forth in this Agreement, the Certificate of Merger and the Act.
(2) Effective Time. Subject to Section 2.2, the Merger shall become effective (the “Effective Time”) upon the filing of a Certificate of Merger in the form of Exhibit B (the “Certificate of Merger”), with the Secretary of State of Delaware pursuant to the Act, as such filing is contemplated by Section 6.2(b).
(b) Merger Consideration.
(1) Calculation of Merger Consideration. Subject to the following sentence, at the Effective Time, and as a result of the Merger, Buyer shall pay to the Members, in accordance with the provisions of Section 2.3, the aggregate sum in cash equal to the following: (i) the applicable Base Purchase Price, minus, (ii) the Closing NWC Reduction, if any, minus, (iii) the amount of Estimated Indebtedness of the Company, minus (iv) the Estimated Selling Transaction Expenses (to the extent not paid prior to the Closing Date), minus (v) the absolute value of the Estimated Cash and Cash Equivalents of the Company, if such amount is a negative number, plus (vi) the Closing NWC Addition, if any, and plus (vii) the Estimated Cash and Cash Equivalents of the Company, if such amount is a positive number (collectively, the “Merger Consideration”). Notwithstanding the foregoing, at the Effective Time, a portion of the Merger Consideration equal to the Escrow Amount, the Reserve Amount and the Employee Payment Amount shall be delivered at the Closing by Buyer to the Escrow Agent (in the case of the Escrow Amount), to the Members Representative (in the case of the Reserve Amount) and to a bank account of the Company (in the case of the Employee Payment Amount), pursuant to Sections 2.1(e), 2.1(f) and 2.1(g) hereof.

(2) Conversion of Units. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Units or rights in respect thereof or any other Person (i) the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Merger shall be converted into limited liability company interests of the Surviving Company, and (ii) each Company Unit shall be converted into the right to receive (A) its portion of the Closing Consideration in accordance with Exhibit C, and (B) with respect to Company Units owned by the Non-Trust Unit Holders only, (1) its portion of any Post-Closing Addition in accordance with Exhibit C, (2) its portion of any Escrow Funds released to the Non-Trust Unit Holders in accordance with Exhibit C and the Escrow Agreement, and (3) its portion of any remaining amounts in the Reserve Account distributed to the Non-Trust Unit Holders pursuant to Section 2.1(f) in accordance with Exhibit C. A spreadsheet setting forth the amount of payments to be made to each holder of Company Units pursuant to clauses (ii)(A) and (B) of the immediately proceeding sentence (which in case of clauses (ii)(B) may be expressed as a percentage or formula), is attached hereto as Exhibit C. Buyer shall be entitled to rely on Exhibit C for all purposes hereunder and shall have no liability to any Member or any other Person for the determination or payment of any amounts set forth thereon (regardless of which Person makes the payments) or any calculations required to be made under this Agreement or the LLC Agreement. At the Effective Time, all Company Units issued and outstanding immediately prior the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Company Units shall cease to have any rights with respect thereto, except, subject to Section 2.3, the right to receive the consideration described in this Section 2.1(b)(2) in accordance with this Agreement.
(3) Unvested Participating Profits Units and Mirror Participating Profits Units. Immediately prior to the Effective Time, without any action on the part of any holder of unvested Participating Profits Units, any holder of unvested Mirror Participating Profits Units or any other Person, each unvested Participating Profits Unit and each unvested Mirror Participating Profits Unit shall become fully vested.
(4) Treasury Units. Each membership interest unit held in treasury of the Company as of immediately before the Effective Time shall be canceled and extinguished, and nothing shall be issued or paid in respect thereof.
(5) No Liability. Notwithstanding anything to the contrary in this Section 2.1, none of the Members Representative, Buyer, the Surviving Company or any other party to this Agreement shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(6) Withholding. Notwithstanding anything to the contrary herein, Buyer shall deduct and withhold thirty-five percent (35%) of the consideration otherwise payable pursuant to this Agreement to the First Trustee and the Second Trustee, which amount represents the estimated aggregate amount required to be deducted and withheld with respect to all payments to be made to the holders of Mirror Incentive Units and/or Mirror Participating Profits Units in respect of such Mirror Incentive Units and/or Mirror Participating Profits Units under the Code or any provision of any Applicable Law relating to Taxes. With respect to each payment required to be made from the First Trust or Second Trust to a holder of Mirror Incentive Units and/or Mirror Participating Profits Units (which payments shall be calculated as if no amount of the consideration payable pursuant to this Agreement to the First Trustee and the Second Trustee had been withheld by Buyer (such holder’s “Pre-Withholding Payment Amount”)), Buyer shall cause the Company to pay (i) to the applicable Taxing Authority, the actual amount required to be withheld from the Pre-Withholding Payment Amount under the Code or any provision of any Applicable Law relating to Taxes (such holder’s “Actual Required Withholding Amount”) and such payment shall be treated for all purposes of this Agreement as having been paid to the applicable holder of the Mirror Incentive Units and/or Mirror Participating Profits Units in respect of which such deduction and withholding was made, and (ii) to the applicable holder of Mirror Incentive Units and/or Mirror Participating Profits Units, an amount, if any, of the excess of (x) thirty-five (35%) of the Pre-Withholding Payment Amount, over (y) the Actual Required Withholding Amount. In the event that the Actual Required Withholding Amount exceeds thirty-five (35%) of the Pre-Withholding Payment Amount for such holder, (i) the First Trustee or Second Trustee, as applicable, shall pay the amount of such excess to the Company from amounts otherwise payable from the First Trust or Second Trust, as applicable, to the applicable holder of the Mirror Incentive Units or Mirror Participating Profits Units, (ii) the Company shall pay the amount of such excess to the applicable Taxing Authority, and (iii) such payment shall be treated for all purposes of this Agreement as having been paid to the applicable holder of the Mirror Incentive Units or Mirror Participating Profits Units.
(c) Adjustments to Merger Consideration.
(1) Adjustment at Closing. The Company has prepared and delivered to Buyer (i) an estimated Closing Balance Sheet, as well as its good faith calculation of the Estimated Net Working Capital, the Estimated Indebtedness, the Estimated Selling Transaction Expenses and the Estimated Cash and Cash Equivalents, in each case determined without giving effect to the consummation of the Merger or any financing transactions in connection therewith, and (ii) a written statement setting forth the Company’s calculation of the Closing NWC Reduction or Closing NWC Addition, as applicable. The amount, if any, by which the Base Net Working Capital exceeds the Estimated Net Working Capital is hereafter referred to as the “Closing NWC Reduction,” and the amount, if any, by which the Estimated Net Working Capital exceeds the Base Net Working Capital is hereafter referred to as the “Closing NWC Addition.” The estimated Closing Balance Sheet was prepared in accordance with GAAP as applied by the Company in the preparation of the Balance Sheet.
(2) Adjustment After Closing. After the Closing, the Merger Consideration shall be (i) reduced by the amount, if any, by which the Estimated Net Working Capital exceeds the final Net Working Capital as determined pursuant to Section 2.1(d), (ii) increased by the amount, if any, by which the final Net Working Capital exceeds the Estimated Net Working Capital, (iii) increased by the amount, if any, by which the Estimated Indebtedness exceeds the final Indebtedness as determined pursuant to Section 2.1(d), (iv) reduced by the amount, if any, by which the final Indebtedness exceeds the Estimated Indebtedness, (v) reduced by the amount, if any, by which the Estimated Cash and Cash Equivalents exceeds the final Cash and Cash Equivalents as determined pursuant to Section 2.1(d), and (vi) increased by the amount, if any, by which the final Cash and Cash Equivalents exceeds the Estimated Cash and Cash Equivalents. The aggregate reduction or increase, as applicable, in the Merger Consideration resulting from the adjustments referred to in the preceding sentence is hereafter referred to as the “Post-Closing Reduction” or “Post-Closing Addition,” respectively. After the Closing Balance Sheet and the calculations described in Section 2.1(d) become final and binding upon the parties in accordance with the provisions of Section 2.1(d), then, within ten (10) days following the date such calculations become final and binding: (i) if any Post-Closing Reduction is required, Buyer and Members Representative shall instruct the Escrow Agent to immediately deliver from the Escrow Account such Post-Closing Reduction to Buyer in immediately available funds by wire transfer; and (ii) if any Post-Closing Addition is required, Buyer shall immediately deliver such Post-Closing Addition in immediately available funds by wire transfer to the Members Representative for distribution to the Non-Trust Unit Holders in accordance with Exhibit C.

(d) Closing Balance Sheet.
(1) As soon as practicable after the Closing Date, but no later than the ninetieth (90th) day after the Closing Date, Buyer will deliver to the Members Representative an unaudited final Closing Balance Sheet, as well as its calculations of the final Net Working Capital as of the Accounting Effective Time based on the Closing Balance Sheet, the final Indebtedness as of the Accounting Effective Time based upon the Closing Balance Sheet and the final Cash and Cash Equivalents based upon the Closing Balance Sheet, in each case without giving effect to the Merger or any financing transactions in connection therewith. The Closing Balance Sheet shall be prepared in accordance with GAAP as applied by the Company in the preparation of the Balance Sheet. If the Members Representative objects to Buyer’s calculation of the final Net Working Capital, Indebtedness or Cash and Cash Equivalents, the Members Representative shall within thirty (30) days after receipt thereof notify Buyer of the same in writing, which such notice shall include a description in reasonable detail of the basis of such objection and the Members Representative’s proposed modification of any such calculation. If the Members Representative does not object to any such calculation within such thirty (30)-day period, Buyer’s calculations shall be final, conclusive and binding on the parties.
(2) If Buyer disagrees with all or any portion of the Members Representative’s proposed modification of the final Net Working Capital, Indebtedness or Cash and Cash Equivalents delivered by the Members Representative pursuant to Section 2.1(d)(1) above, the parties shall confer in an effort to resolve their differences during the fifteen (15)-day period following delivery of such proposed modification by the Members Representative. If Buyer does not object to the Members Representative’s proposed modification of the final Net Working Capital, Indebtedness and/or Cash and Cash Equivalents delivered by the Members Representative pursuant to Section 2.1(d)(1) above within fifteen (15) days following the delivery of such proposed modification by the Members Representative, the Members Representative’s proposed modification shall be final, conclusive and binding on the parties.
(3) If, upon completion of such fifteen (15)-day period described in the first sentence of Section 2.1(d)(2) above, Buyer and the Members Representative are unable to resolve their differences, they shall promptly thereafter cause McGladrey & Pullen, LLP (the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating the final Net Working Capital, Indebtedness and/or Cash and Cash Equivalents, as applicable. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Balance Sheet or the calculation of the final Net Working Capital, Indebtedness and/or Cash and Cash Equivalents as to which Buyer and the Members Representative have disagreed. The Independent Accountant shall deliver to the Members Representative and Buyer, as promptly as practicable, a report setting forth its calculations. Such report shall be final, conclusive and binding upon Buyer, the Surviving Company and the Members. The cost of such review and report shall be paid (i) one-half from the amounts deposited in the Reserve Account by or on behalf of the Members (and thereafter by the Non-Trust Unit Holders, Pro Rata) and (ii) one-half by Buyer.

(4) The parties hereto agree that they will cooperate in good faith in the preparation of the Closing Balance Sheet and the calculation of the estimated and final Net Working Capital, Indebtedness and Cash and Cash Equivalents and in the conduct of the reviews referred to in Sections 2.1(c) and (d), including, without limitation, making available, to the extent necessary, books, records, work papers and personnel on a reasonable basis during normal business hours.
(e) Escrow. At the Closing, Buyer shall deliver $20,000,000 (the “Escrow Amount”) of the aggregate Merger Consideration that would otherwise be payable to all Non-Trust Unit Holders at the Closing in respect of all Company Units owned by them (the “Aggregate Non-Trust Unit Holder Closing Consideration”) to U.S. Bank National Association (the “Escrow Agent”) for deposit into an escrow account (the “Escrow Account”) in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”). The amount by which each Non-Trust Unit Holder’s share of the Aggregate Non-Trust Unit Holder Closing Consideration will be reduced in respect of the Escrow Amount is set forth opposite such Non-Trust Unit Holder’s name on Exhibit C. The fees and expenses of the Escrow Agent shall be paid in the same manner as set forth in the last sentence of Section 2.1(d)(3). The Escrow Amount so deposited shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement. Subject to and in accordance with the terms and conditions of this Agreement and the Escrow Agreement, Buyer and Members Representative shall jointly direct the Escrow Agent to release the Escrow Funds to the Members Representative and/or the Non-Trust Unit Holders in accordance with the Escrow Agreement and Exhibit C, upon the Release Date; provided, however, that, pursuant to the terms of the Escrow Agreement, the funds reasonably necessary to satisfy any claim for indemnification against the Members still pending as of the Release Date will be retained by the Escrow Agent until such claim is resolved.
(f) Reserve Account. At the Closing, Buyer shall deliver $500,000 (the “Reserve Amount”) of the Aggregate Non-Trust Unit Holder Closing Consideration to the Members Representative for deposit into a bank account (the “Reserve Account”) controlled by the Members Representative to be used to cover the costs and expenses, if any, incurred by the Members Representative in defending and/or resolving any indemnification claims brought by the Buyer Indemnified Party under Article VII, cash or expenses incurred by the Non-Trust Unit Holders for services of the Independent Accountant, or any other costs or expenses incurred by the Members Representative in the performance of its obligations as Members Representative. The amount by which each Non-Trust Unit Holder’s share of the Aggregate Non-Trust Unit Holder Closing Consideration will be reduced in respect of the Reserve Amount is set forth opposite such Non-Trust Unit Holder’s name on Exhibit C. Amounts in the Reserve Account shall be disbursed by the Members Representative as provided in this Agreement. The Members Representative shall distribute all amounts remaining in the Reserve Account to the Non-Trust Unit Holders, in accordance with Exhibit C, upon the later of the Release Date and the resolution of all indemnification claims against the Members still pending as of the Release Date.

(g) Employee Payment Amount. At the Closing, Buyer shall fund an amount equal to the Employee Payment Amount, which amount the Company and/or the Subsidiaries shall pay to the recipients (subject to legally required withholdings) designated by the Company prior to the Closing.
(h) Payments of Other Amounts at Closing. At the Closing, Buyer shall:
(1) on behalf of the Company and/or the Subsidiaries, pay, by wire transfer of immediately available funds to such account or accounts as the Company specifies to Buyer, the aggregate amount of the Estimated Indebtedness of the Company and/or the Subsidiaries (other than with respect to any capital leases which shall continue in accordance with their respective terms), against duly executed payoff letters in customary form; and
(2) on behalf of the Company and/or the Subsidiaries, pay, by wire transfer of immediately available funds to such account or accounts as the Company specifies to Buyer, the aggregate amount of the Estimated Selling Transaction Expenses (to the extent not paid prior to the Closing Date), against duly executed payoff letters in customary form.
(i) Purchase Price Allocation. Within one-hundred twenty (120) days of the Closing Date, Buyer shall provide the Members Representative a schedule allocating the purchase price (together with all amounts treated as consideration for U.S. federal income tax purposes) among the assets acquired incident to the Merger in accordance with Section 1060 of the Code and the regulation promulgated thereunder. The Members Representative shall agree to any such purchase price allocation unless such proposed allocation is unreasonable. Except to the extent required by Applicable Law, each of Buyer and the Members shall prepare and file all Tax Returns and other statements in a manner consistent with the purchase price allocation schedule and shall not make any inconsistent statement or adjustment on any Tax Returns or otherwise during the course of an audit, investigation or other dispute with a Tax Authority.
Section 2.2 Closing. The closing of the Merger and other transactions contemplated hereby (the “Closing”) to be consummated on the Closing Date shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP in Costa Mesa, California on the date hereof. Notwithstanding anything in this Agreement to the contrary, for accounting purposes, the Closing shall be deemed to have occurred as of 11:59 p.m. on November 30, 2010 (the “Accounting Effective Time”).
Section 2.3 Distribution of Merger Consideration.
(a) Each Member who has delivered an executed Member Letter to Buyer at or prior to the Closing shall receive its portion of the Closing Consideration into which such Member’s Company Units shall have been converted pursuant and subject to the provisions of Section 2.1(b) of this Agreement by wire transfer of immediately available funds on the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, no Member shall be entitled to receive any consideration pursuant to this Agreement unless and until such Member has executed and delivered to Buyer (or, if after the Effective Time, the Surviving Company) a Member Letter.

(b) Subject to Sections 2.3(a) and 2.1(b)(6), the Closing Consideration into which the First Trust Units shall have been converted pursuant and subject to the provisions of Section 2.1(b) of this Agreement shall be paid to the First Trustee by wire transfer of immediately available funds to an account designated by the First Trustee on the Closing Date.
(c) Subject to Sections 2.3(a) and 2.1(b)(6), the Closing Consideration into which the Second Trust Units shall have been converted pursuant and subject to the provisions of Section 2.1(b) of this Agreement shall be paid to the Second Trustee by wire transfer of immediately available funds to an account designated by the Second Trustee on the Closing Date.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), the Company hereby represents and warrants to Buyer and Merger Sub as follows:
Section 3.1 Organization and Existence. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all limited liability company powers and authority required to own or lease its properties and to carry on its business as now conducted. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. Schedule 3.1 sets forth all jurisdictions in which the Company is qualified or licensed to do business as a foreign entity and includes a list of each of the directors and officers of the Company and the Subsidiaries. The Company has heretofore made available to Buyer true and complete copies of the Certificate of Formation and LLC Agreement as in effect as of the date hereof.
Section 3.2 Authority to Execute and Perform Under Agreement. The Company has all requisite limited liability company power and authority to enter into, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Company, including the approval of the Merger by the holders of the Company Units in accordance with the provisions of the Act and LLC Agreement. This Agreement has been, and the other Transaction Documents to which the Company is a party will be as of the Closing, duly and validly executed and delivered by the Company and constitute or will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof, except, in each case, that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of the rights of creditors generally and (ii) the availability of equitable remedies (including, without limitation, specific performance and injunctive relief).

Section 3.3 Governmental Authorization; Consents. None of the execution, delivery or performance by the Company of this Agreement or any other Transaction Document to which the Company is a party, or the consummation of the transactions contemplated hereby or thereby, requires any action by or in respect of, or filing with, any Authority, except for (i) the filings described on Schedule 3.3, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware as set forth in Section 2.1(a)(2) and Section 6.2(b), and (iii) compliance with NISPOM, FOCI and ITAR. Except as set forth on Schedule 3.3, no consent, approval, waiver or other action by any Person under any Permit or any Material Contract required to be listed on Schedule 3.12, Part (a) is required or necessary for, or as a result of, the execution, delivery and performance by the Company of this Agreement or any other Transaction Document to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby.
Section 3.4 Non-Contravention. Except as set forth on Schedule 3.4, none of the execution, delivery or performance by the Company of this Agreement, or any other Transaction Document to which the Company is a party, or the consummation of the transactions contemplated hereby or thereby, (i) violates any provision of the Certificate of Formation or LLC Agreement or any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or similar organizational documents, as applicable, of any of the Subsidiaries, (ii) contravenes or conflicts with or constitutes a violation of any provision of any Applicable Law binding upon or applicable to the Company or any of the Subsidiaries, (iii) constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract required to be listed on Schedule 3.12, Part (a) or any material Permit from any Authority held by the Company or any Subsidiary, or (iv) results in the creation or imposition of any material Lien on any material asset of the Company or any of the Subsidiaries.
Section 3.5 Capitalization; Members List.
(a) The authorized membership interest units of the Company (collectively, the “Company Units”) consists of: (i) 24,410,000 Preferred Units, all of which are issued and outstanding; (ii) 5,404,616 Incentive Units, of which (A) 2,333,579 are designated Level 1 Incentive Units, of which 2,333,579 are issued and outstanding as of the date hereof (including, without limitation, the Level 1 Incentive Units deposited in the First Trust with the First Trustee under the First Trust Agreement), (B) 341,710 are designated Level 1A Incentive Units, of which 325,157 are issued and outstanding as of the date hereof (including, without limitation, the Level 1A Incentive Units deposited in the First Trust with the First Trustee under the First Trust Agreement), (C) 2,387,617 are designated Level 2 Incentive Units, of which 2,333,579 are issued and outstanding as of the date hereof (including, without limitation, the Level 2 Incentive Units deposited in the First Trust with the First Trustee under the First Trust Agreement), and (D) 341,710 are designated Level 2A Incentive Units, of which 325,157 are issued and outstanding as of the date hereof (including, without limitation, the Level 2A Incentive Units deposited in the First Trust with the First Trustee under the First Trust Agreement); and (iii) an unlimited number of Participating Profit Units, of which (A) 2,993,250 have been designated 2008 Participating Profits Units, of which 2,873,375 are issued and outstanding as of the date hereof (including, without limitation, the 2008 Participating Profits Units deposited in the Second Trust with the Second Trustee under the Second Trust Agreement), (B) 3,000,000 have been designated 2009 Participating Profits Units, of which 2,882,500 are issued and outstanding as of the date hereof (including, without limitation, the 2009 Participating Profits Units deposited in the Second Trust with the Second Trustee under the Second Trust Agreement), and (C) 3,000,000 have been designated 2010 Participating Profits Units, of which 2,874,250 are issued and outstanding as of the date hereof (including, without limitation, the 2010 Participating Profits Units deposited in the Second Trust with the Second Trustee under the Second Trust Agreement). All of the issued and authorized Company Units have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.5, there are no other options for, warrants or other rights to acquire, agreements or commitments to issue (or sale treasury membership units), or securities exercisable for or convertible into, any membership interest units of the Company, and there are no agreements or commitments of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any membership interest units of the Company. Except as set forth on Schedule 3.5, there are no outstanding stock appreciation, phantom stock or similar rights with respect to the Company or any of the Subsidiaries pursuant to which the Company or any of the Subsidiaries is bound. Except as set forth on Schedule 3.5, there are no bonds, debentures, notes or other indebtedness of the Company or any of the Subsidiaries having the right to vote or consent (or convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members or equity interest holders of the Company or any of the Subsidiaries may vote. Except as set forth on Schedule 3.5, there are no voting trusts, irrevocable proxies or other Contracts to which the Company or any of the Subsidiaries is a party or is bound with respect to voting or consent of any membership interest units of the Company or any equity interests of any such Subsidiary.
(b) Schedule 3.5 is a true, complete and accurate list, as of the date hereof (the “Members List”) of (i) all outstanding Company Units, indicating, with respect to each Company Unit, (A) the name of each holder of the Company Units, (B) the number of Company Units held by each such holder, (C) the type of Company Unit granted, (D) the country in which the holder of such Company Unit resides, if outside of the United States, and (E) the relationship of the holder of such Company Units to the Company, (ii) all outstanding First Trust Units, indicating with respect to each First Trust Unit, (A) the name of each First Trust Beneficiary, (B) the number of First Trust Units held for the benefit of each such First Trust Beneficiary, (C) the type of First Trust Unit granted, (D) the country in which each First Trust Beneficiary resides, if outside of the United States, and (E) the relationship of each First Trust Beneficiary to the Company, and (iii) all outstanding Second Trust Units, indicating with respect to each Second Trust Unit, (A) the name of each Second Trust Beneficiary, (B) the number of Second Trust Units held for the benefit of each such Second Trust Beneficiary, (C) the type of Second Trust Unit granted, (D) the country in which each Second Trust Beneficiary resides, if outside of the United States, and (E) the relationship of each Second Trust Beneficiary to the Company.
(c) In connection with the execution, delivery or performance by the Company of this Agreement, or any other Transaction Document to which the Company is a party, or the consummation of the transactions contemplated hereby or thereby, no Person has or shall have any right to any dissenters’ rights, appraisal rights or similar rights.

Section 3.6 Subsidiaries and Other Equity Investments. Schedule 3.6 sets forth the name, jurisdiction of organization and authorized and outstanding capital stock or other equity interests, as the case may be, of each Subsidiary. Except as set forth in Schedule 3.6, all outstanding capital stock or other equity interests and profits interest of each Subsidiary is wholly owned, directly or indirectly, by the Company. Except for the Subsidiaries and except as set forth on Schedule 3.6, the Company does not own any shares of capital stock of any corporation or any equity interest in any other Person, other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity. All of the issued and authorized capital stock or other equity interest and profit interest of each Subsidiary has been duly authorized and validly issued and are fully paid and non-assessable in compliance with Applicable Laws. Each Subsidiary (a) is a corporation or other entity as set forth in Schedule 3.6 duly formed, validly existing and in good standing under the laws of its state of organization and has all corporate or similar powers and authority to own or lease its properties and to carry on its business as now conducted; and (b) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. Schedule 3.6 sets forth all jurisdictions in which each Subsidiary is qualified or licensed to do business as a foreign corporation or other entity. The Company has made available to Buyer true, correct and complete copies of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or similar organizational documents, as the case may be, of each Subsidiary, each as amended to the date hereof. Except as set forth on Schedule 3.6, there are no other options for, warrants or other rights to acquire, agreements or commitments to issue (or sale treasury membership units), or securities exercisable for or convertible into, any membership interest units of the Subsidiaries, and there are no agreements or commitments of any kind which may obligate any Subsidiary to issue, purchase, redeem or otherwise acquire any membership interest units of any Subsidiary. MxCare is a holding company that was formed solely for the purpose of holding equity interests of MxCare-SAL (Lebanon), has no assets other than such equity interests and has engaged in no other business or activities or incurred any liabilities.
Section 3.7 Financial Statements. The Company has furnished to Buyer the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2009, and the related statements of income, changes in members’ equity and cash flows, including all notes thereto, for the fiscal year then ended, and the unaudited consolidated balance sheet, statement of income and statement of cash flows of the Company and the Subsidiaries for the nine-months ended September 30, 2010 (all such financial statements are hereafter collectively referred to as the “Financial Statements”). The Financial Statements fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company and the Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (except for the absence of footnotes and subject to normal year-end adjustments in the case of any unaudited interim financial statements (as long as the adjustments either (a) would not be material, individually or in the aggregate, or (b) are set forth on Schedule 3.7)).

Section 3.8 Undisclosed Liabilities. Except as set forth on Schedule 3.8, there is no liability, debt or obligation of or claim against the Company or any of the Subsidiaries (whether absolute, accrued, contingent or otherwise, whether due or to become due), except for liabilities and obligations (a) reflected or reserved for on the Balance Sheet or disclosed in the notes to the Financial Statements, (b) that have arisen since the Balance Sheet Date in the ordinary course of the operation of business of the Company and the Subsidiaries, (c) that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, or (d) that are executory obligations set forth in any Material Contract or any other Contract not required to be listed on Schedule 3.12, Part (a).
Section 3.9 Absence of Certain Changes. Except as set forth on Schedule 3.9, since the Balance Sheet Date until the date hereof, the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 3.9, since the Balance Sheet Date until the date hereof, there has not been:
(a) any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company or the Subsidiaries, any issuance by the Company or the Subsidiaries of shares of capital stock or other equity interests in the Company or the Subsidiaries, or any repurchase, redemption or other acquisition, or any amendment of any term, by the Company or the Subsidiaries of any outstanding shares of capital stock or other equity interests in the Company or the Subsidiaries;
(c) any creation or assumption by the Company or the Subsidiaries of any Lien, other than Permitted Liens, on any material asset other than in the ordinary course of business consistent with past practices;
(d) any making of any loan, advance or capital contributions to or investment in any Person by the Company or the Subsidiaries, or any guarantee of any obligations of any Person by the Company or the Subsidiaries;
(e) any uninsured personal property damage, destruction or casualty loss affecting the business or assets of the Company or the Subsidiaries having a replacement or other cost to the Company or any Subsidiary of more than $100,000 for any single loss;
(f) any increase in compensation, bonus or other benefits payable to directors, managers, consultants, officers or employees of the Company or the Subsidiaries;
(g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or the Subsidiaries, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or the Subsidiaries;
(h) any sale, transfer, lease to others or other disposition of any of its material assets by the Company or any Subsidiary, except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property, or any acquisition or purchase of the capital stock, equity interests or assets (including through a merger or other business combination transaction);

(i) any amendment to or termination of any Material Contract listed on Schedule 3.12, Part (a) or material adverse amendment to any material Permit from any Authority held by the Company or any Subsidiary or received any notice of termination of any of the same, committed a material default under any such Material Contract listed on Schedule 3.12, Part (a) or any material Permit from any Authority held by the Company or any Subsidiary;
(j) any capital expenditure by the Company or any Subsidiary in excess in any fiscal month of an aggregate of $500,000 plus any portion of such amount not utilized in any prior months or entering into any lease of capital equipment or property under which the annual lease charges exceed $500,000 in the aggregate by the Company or any Subsidiary;
(k) any change in the accounting methods or practices of the Company or any revaluation of any assets of the Company or the Subsidiaries; or
(l) any commitment or agreement to do any of the foregoing.
Since the Accounting Effective Time, no Cash and Cash Equivalents have been distributed or paid by dividend by the Company to any of the Members.
Section 3.10 Properties.
(a) Each of the Company and each Subsidiary has good and marketable title to, or in the case of leased property has valid leasehold interests in, all of its personal property (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. Except as set forth on Schedule 3.10, Part (a), none of such property is subject to any Liens, except for the following (the “Permitted Liens”): (i) Liens for taxes or real property assessments not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); (ii) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present use of such property or assets; (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not delinquent and that are not material, either individually or in the aggregate; and (iv) Liens listed on Schedule 3.10, Part (a).
(b) Schedule 3.10, Part (b) sets forth, as of the date hereof, a description of each item of Tangible Personal Property leased by the Company or any Subsidiary with respect to which the annual lease payments for such item exceed $50,000. The Tangible Personal Property of the Company and the Subsidiaries, taken as a whole, is in good condition consistent with industry standards and in a state of good maintenance and repair (ordinary wear and tear excepted) consistent with industry standards.
(c) Schedule 3.10, Part (c) lists all real estate leased by the Company or any Subsidiary (collectively, the “Leased Real Properties”) and the leases pursuant to which the Company leases the Leased Real Properties (collectively, the “Real Property Leases”). Except as set forth on Schedule 3.10, Part (c), the Company has not assigned or subleased any of its rights with respect to any of the Leased Real Properties to any Person other than the Subsidiaries, and the Company has the right to use the Leased Real Properties pursuant to the terms of the Real Property Leases listed on Schedule 3.10, Part (c).

(d) Schedule 3.10, Part (d) lists all real estate owned by the Company or any Subsidiary (collectively the “Owned Real Properties”). Except as set forth on Schedule 3.10, Part (d), the Company has good and marketable fee simple title to all Owned Real Properties, subject to any Permitted Lien, and has not leased any portion of the Owned Real Properties to any Person other than the Subsidiaries.
(e) All of the buildings, fixtures (including, without limitation, any mechanical systems affixed to a building) and improvements on the Owned Real Properties and Leased Real Properties, taken as a whole, are in reasonable operating condition (ordinary wear and tear excepted) without structural defects in all material respects, and, to the Company’s Knowledge, no condition exists requiring material repairs to any of the buildings, fixtures (including, without limitation, any mechanical systems affixed to a building) and improvements on the Owned Real Properties.
Section 3.11 Litigation. Except as set forth on Schedule 3.11, there is no action, suit, claim or proceeding pending against or, to the Knowledge of the Company, threatened against, the Company or any Subsidiary or any of their respective properties or any Company Plan before any Authority which would reasonably be expected to, after the Closing Date, result in liability or damages to the Company and the Subsidiaries in excess of $250,000 (excluding amounts that would be covered by insurance) with respect to such action, suit, claim or proceeding, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.
Section 3.12 Material Contracts.
(a) Schedule 3.12, Part (a) lists all Contracts (collectively, “Material Contracts”) to which the Company or any Subsidiary is a party and which are currently in effect and constitute the following:
(1) all Contracts that provide for annual payments or expenses by, or annual payments or income to, the Company and the Subsidiaries of $5,000,000 or more (other than ordinary course purchase and sale orders);
(2) all Contracts that involve the acquisition of any Person or any business unit or all or substantially all of the assets thereof or the disposition of any material assets of the Company or any Subsidiary (other than in the ordinary course of business substantially in accordance with past practices), in each case, involving payments in excess of $1,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations either to or from the Company or any Subsidiary ongoing;
(3) all lease, rental or occupancy agreements, licenses, installment and conditional sale agreements, and other Contracts that (a) provide for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property and (b) involve aggregate payments in excess of $1,000,000 in any calendar year;

(4) all partnership, joint venture or limited liability company contract arrangements, strategic alliances, arrangements for sharing profits or similar agreements, including without limitation MxCare (the “JVs”);
(5) all Contracts that provide for the payment by the Company or any of the Subsidiaries of any earn-out or similar payout obligations in consideration for the purchase of any property, assets or business or any non-compete payout obligations incurred or to be incurred at or after the Closing in connection with the purchase of any property, assets or business (collectively, “Purchase Payment Obligations”);
(6) all Contracts requiring capital expenditures after the date of this Agreement in an unpaid amount in excess of $1,000,000 in any calendar year;
(7) all Contracts that contain any provision pursuant to which the Company or any Subsidiary is obligated to indemnify or make any indemnification payments to any Person in connection with the sale of any business or entity or all or substantially all of the assets of any Person (other than Contracts entered into in the ordinary course of business substantially in accordance with past practice);
(8) all license agreements granted or held, except for licenses with respect to (a) pre-packaged software applications or (b) rights to display or use the marks or names of third parties pursuant to agreements with the Company’s or any Subsidiary’s suppliers;
(9) all Contracts that substantially limit the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area, and all Contracts granting an exclusive license to operate on behalf of the Company or one of the Subsidiaries in a particular jurisdiction;
(10) all agreements or other documents of the Company and any Subsidiary in respect of borrowed money, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, guarantees of indebtedness, pledges, security arrangements, mortgages, loans and lines of credit;
(11) all Contracts that are a future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities (collectively, “Interest Rate Swaps”);
(12) all Contracts entered into by the Company or any Subsidiary for the provision of goods or services by the Company or any Subsidiary to a United States Authority;
(13) all collective bargaining agreements or similar agreements covering any of the Company’s or a Subsidiary’s employees;

(14) all Contracts between the Company or the Subsidiaries and a foreign sales agent or foreign sales representative;
(15) all Contracts that contain express material restrictions on the ability of the Subsidiaries to make distributions of cash to their equity holders;
(16) all Franchise Agreements; and
(17) all other Contracts that require the performance of services outside of the United States by the Company or a Subsidiary.
(b) Each Material Contract required to be disclosed pursuant to Section 3.12(a) and each Real Property Lease is a legal, valid and binding agreement of the Company or the Subsidiary that is a party thereto, as applicable, enforceable in accordance with its terms against the Company or the Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other contracting party thereto, and neither the Company nor the Subsidiary that is a party thereto, as applicable, nor to the Knowledge of the Company, any other party thereto, is in material breach or default under the terms of any such Material Contract. The Company has made available to Buyer true and complete copies of each Material Contract, including copies of any amendments thereto.
(c) Except as set forth in Schedule 3.12, Part (c):
(1) The Company has substantially complied with all material terms and conditions of each Government Contract and Government Contract Bid, and all statutory and regulatory requirements applicable to each Government Contract and Government Contract Bid. The Company has not been found to be in material violation of, nor to the Company’s Knowledge are there any allegations, or ongoing or expected investigations regarding compliance with, the Truth in Negotiations Act, the Cost Accounting Standards, the cost principles, the Anti-Kickback Act, E-Verify requirements, applicable domestic preference laws, the Davis-Bacon Act, the Service Contract Act of 1965, the Federal Procurement Integrity Act or any other Applicable Laws addressing gratuities to and/or bribery of federal officers.
(2) Neither the United States federal government nor any prime contractor, subcontractor or other Person has notified the Company in writing that the Company has materially breached or violated any Applicable Law or any certification or representation related to any Government Contract or Government Contract Bid, or of material cost, schedule, technical, quality or other problems that would reasonably be expected to result in claims against the Company (or successors in interest) on any Government Contract.
(3) There exist no material disputes between the Company and the United States federal government or any prime contractor, subcontractor, vendor or other third party arising out of or relating to any Government Contract or Government Contract Bid, including regarding the allowability of costs to which the Company has claimed or may claim entitlement to under its Government Contracts.

(4) None of the Company’s Government Contracts have been terminated for default, and there has been no suspension, debarment, stop work order, cure notice or “show cause” notice in effect for or related to the Company’s Government Contracts nor, to the Company’s Knowledge, is any Authority threatening to issue any of the foregoing.
(5) To the Company’s Knowledge, there is no civil fraud or criminal investigation, indictment, judgment, conviction, writ of information or audit of the Company by any Authority with respect to any alleged or potential violation of law regarding any Government Contract or Government Contract Bid.
(d) The Company and the employees of the Company and the Subsidiaries hold such security clearances as are required to perform the Government Contracts. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in the suspension or termination of such clearances or that would reasonably be expected to render the Company ineligible for such security clearances in the future. The Company has complied in all material respects with all national security measures required by the Government Contracts or Applicable Law, including those obligations specified in NISPOM, and any supplements, amendments or revised editions thereof.
Section 3.13 Insurance Coverage. The Company has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers, managers and directors of the Company and the Subsidiaries, a list of which is set forth on Schedule 3.13. All such policies and bonds are in full force and effect. All premiums payable under all such policies and bonds have been paid or accrued, when due or within applicable grace periods, and, the Company is otherwise in material compliance with the terms and conditions of all such policies and bonds and has not received any written notice of cancellation or termination.
Section 3.14 Compliance with Laws; No Defaults.
(a) Neither the Company nor any Subsidiary is in violation of any applicable provisions of any Applicable Laws, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.14 lists all Orders to which the Company is presently subject as a result of a violation of Applicable Laws. During the two-year period prior to the date hereof, neither the Company nor any of the Subsidiaries has received any notice of or been charged with the material violation of any Applicable Laws.
(b) Except as set forth on Schedule 3.4 and Schedule 3.14, neither the Company nor any Subsidiary is in default under, and, to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under any Order.
Section 3.15 Brokers’ and Finders’ Fees. Except as set forth on Schedule 3.15, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who is entitled to any fee or commission from the Company or any Subsidiary in connection with the transactions contemplated by this Agreement.

Section 3.16 Intellectual Property
(a) Except as set forth on Schedule 3.16, Part (a), the Company or the Subsidiaries possess or otherwise have valid rights to use all Intellectual Property Rights necessary to conduct the business of the Company as presently conducted by the Company and the Subsidiaries. Intellectual Property Rights owned by the Company or the Subsidiaries are free and clear of all Liens, other than Permitted Liens. Schedule 3.16, Part (a) sets forth a list of all Intellectual Property Rights owned by either the Company or any Subsidiary registered with or applied for registration with any governmental authority, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the jurisdictions in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iii) material licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use such Intellectual Property Right.
(b) Except as set forth on Schedule 3.16, Part (b), to the Company’s Knowledge, during the twenty-four (24) months preceding the date of this Agreement, neither the Company nor any Subsidiary has been sued or been a defendant in any claim, suit, action or proceeding relating to its business that involves or involved a material claim of infringement of any Intellectual Property Rights of any other Person. Except as set forth on Schedule 3.16, Part (b), (i) to the Company’s Knowledge, neither the Company nor any Subsidiary has infringed or is infringing on, misappropriating or violating any Intellectual Property Rights of any other Person, and (ii) the Company is not aware of any infringement by any Person of any Intellectual Property Rights owned by the Company. No Intellectual Property Right owned by the Company is subject to any outstanding Order or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person.
(c) The Company and the Subsidiaries have taken and are taking commercially reasonable security measures, consistent with industry standards, to maintain and protect the secrecy and confidentiality of all trade secrets. To the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any data maintained by the Company or any of the Subsidiaries.
Section 3.17 Employees. Except as set forth in Schedule 3.17 and for any matter that is fully insured subject only to a $50,000 deductible, there is no material action, suit or proceeding pending, or, to the Knowledge of the Company, governmental investigation, against the Company or any Subsidiary regarding its employees or employment practices, or operations as they pertain to conditions of employment. All service providers of the Company and the Subsidiaries are correctly classified as employees or independent contractors for all purposes (including any applicable Tax and employment policies and Applicable Law).
Section 3.18 Labor Relations. Since January 1, 2009, there has been no, and to the Company’s Knowledge there has not been threatened any, strike, slowdown, lockout, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any of the Company’s or a Subsidiary’s employees. Except as set forth on Schedule 3.18, there are no labor disputes currently subject to any grievance procedure (other than routine individual grievances), arbitration or litigation, or any action or proceeding, and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any of the Company’s or a Subsidiary’s employees. Except as set forth on Schedule 3.18, since January 1, 2008, neither the Company nor any of the Subsidiaries has received any written notice of the intent of any Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or the Subsidiaries, and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.19 Environmental Matters.
(a) Except as set forth in Schedule 3.19, Part (a), the Company and the Subsidiaries and their respective properties are and have in the past been in material compliance with all applicable Environmental Laws. Except as set forth in Schedule 3.19, Part (a), as of the date of this Agreement, neither the Company nor any Subsidiary has received any written notice, whether from an Authority, citizens’ group, or other Person, alleging that the Company or any Subsidiary is not in such compliance.
(b) Neither the Company nor any Subsidiary possesses, or is required to possess, under applicable Environmental Laws any Environmental Permits.
(c) Except as set forth in Schedule 3.19, Part (c), there is no actual, pending or, to the Knowledge of the Company, threatened Environmental Claim against the Company or the Subsidiaries and, to the Knowledge of the Company, there are no facts, circumstances, conditions or occurrences that would reasonably be anticipated to result in a material Environmental Claim.
(d) The Company and the Subsidiaries have not received any indemnity claims, or tenders to assume the defense of any claims, relating to the liability of any other Person under Environmental Laws. Except as set forth in Schedule 3.19, Part (d), the Company has not, either expressly or, to the Company’s Knowledge, by operation of law, assumed, undertaken, provided an indemnity with respect to or, to the Company’s Knowledge, otherwise become subject to any material liability of any other Person under Environmental Laws that has resulted in, or would reasonably be expected to result in, an Environmental Claim against the Company or a Subsidiary.
(e) There are no Hazardous Substances, landfills, dumps, surface impoundments, wastewater treatment plants, pits, lagoons, disposal areas or underground storage tanks at, in or on any property currently or formerly owned, leased, occupied or operated by the Company or the Subsidiaries, or at any off-site location, for which the Company or the Subsidiaries have, or would reasonably be expected to have, any material liability under Environmental Laws.
(f) Schedule 3.19, Part (f) sets forth an accurate and complete list, and the Company has made available to Buyer complete and accurate copies, of all material environmental reports, studies, assessments, investigations, audits, correspondence and other documents relating to environmental or occupational safety and health matters in the possession or control of the Company or the Subsidiaries that, in any case, discloses any actual or threatened Environmental Claim or contingent liability.

(g) The Company and the Subsidiaries have not made any claims, or notified any carrier of any potential claims, under any insurance policy with respect to environmental or occupational safety and health matters.
Section 3.20 Tax Matters.
Except as set forth in Schedule 3.20:
(a) all Tax returns, statements, reports and forms (including estimated tax returns and reports), to the extent required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company and the Subsidiaries (each a “Return” and collectively, the “Returns”), have been filed when due in accordance with all Applicable Laws, and such Returns are true, correct and complete in all material respects;
(b) the Company and the Subsidiaries have duly and timely paid in accordance with all Applicable Laws all Taxes due and payable, whether or not reflected on a Tax Return, with respect to any Pre-Closing Tax Period, and the Company has properly accrued on its books and records any Tax with respect to any Pre-Closing Tax Period that is not due and payable;
(c) the Company and the Subsidiaries have duly and timely withheld or collected, paid over and reported all Taxes required to be withheld or collected by it in any Pre-Closing Tax Period;
(d) the charges, accruals and reserves for Taxes with respect to the Company and the Subsidiaries for any Pre-Closing Tax Period (excluding any provision for deferred income taxes) reflected on the books of the Company are adequate to cover such Taxes;
(e) neither the Company nor any Subsidiary has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;
(f) neither the Company nor the Subsidiaries are liable with respect to Taxes of any other Person nor is a party to any agreement providing for payments with respect to Taxable income;
(g) no Taxing Authority has asserted, in writing, an adjustment that would reasonably be expected to result in an additional Tax for which the Company or any Subsidiary is or may be liable or that would reasonably be expected to result in a Lien on any assets of the Company or any Subsidiary (collectively “Tax Liability”);
(h) there is no pending audit, examination, investigation, dispute, proceeding or claim (collectively, “Proceeding”) relating to any Tax Liability and to the Knowledge of the Company, no Taxing Authority is contemplating such a Proceeding;

(i) there is no outstanding power of attorney authorizing anyone to act on behalf of the Company or any Subsidiary in connection with a Tax Liability, Tax Return or Proceeding relating to a Tax, and there is no outstanding closing agreement, ruling request, request to change a method of accounting, subpoena or request for information with or by any Taxing Authority with respect to the Company or any Subsidiary;
(j) Except as set forth on Schedule 3.20, Part (j), during the six (6) years prior to the date hereof, neither the Company nor any Subsidiary is or has ever been included in any consolidated, combined or unitary Tax Return (other than with respect to the Company’s current consolidated, combined or unitary Tax Return);
(k) Neither the Company nor any Subsidiary has, since that date that is two years before the date of this Agreement, distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code;
(l) No Member is a foreign person within the meaning of Section 1445 of the Code;
(m) No Subsidiary that is characterized as a corporation for U.S. federal income tax purposes is or has been a United States real property interest within the meaning of Section 897 of the Code during the five-year period ending on the date hereof;
(n) Neither the Company nor any Subsidiary (1) is considered to be participating in a boycott as defined in Section 999 of the Code or (2) has participated (within the meaning of Treasury Regulations section 1.6011-4(c)(3)) in a “reportable transaction” (within the meaning of Treasury Regulations section 1.6011-4(b)(1)); and
(o) Each of the Company and any Subsidiary that is an eligible entity as defined in Treasury Regulations section 301.7701-3 is and has been characterized as a partnership or a disregarded entity since its formation or acquisition or has otherwise filed a valid Form 8832 and to treated as a partnership or disregarded entity since its formation or acquisition for U.S. federal income Tax purposes.
Section 3.21 Employee Benefit Plans.
(a) Schedule 3.21, Part (a) sets forth a complete list, as of the date of this Agreement, of all material Company Plans (other than a trust under a Multiemployer Plan), other than any employee offer letters or personal services or similar agreements that do not by their terms provide for (i) any benefits other than pursuant to a Company Plan listed on Schedule 3.21, Part (a), (ii) a fixed term of employment, or (iii) severance or termination benefits in excess of the severance and termination benefits set forth on Schedule 5.2, Part (b) (the “Offer Letters”). “Company Plans” means (i) all written equity unit, incentive unit, retirement, bonus, severance pay, salary continuation, stock option, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, (ii) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in the case of each of clauses (i), (ii) and (iii), in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of the Company or any member of the Controlled Group that are sponsored or maintained by the Company or any member of the Controlled Group, or with respect to which the Company or any member of the Controlled Group is required to make material payments, transfers or contributions or with respect to which the Company or any Subsidiary has any material liability, contingent or otherwise. Except as set forth on Schedule 3.21, Part (a), neither the Company, any Subsidiary nor any member of the Controlled Group maintains any plan, arrangement or practice of the type described in the preceding sentence that provides benefits for employees or directors of the Company or any Subsidiary who are employed outside of the United States.
(b) Copies of the following materials have been delivered or made available to Buyer: (i) all current plan documents for each Company Plan (other than the Offer Letters and Multiemployer Plans) or, in the case of any unwritten Company Plan, a written description thereof, (ii) the most recent determination letters from the Internal Revenue Service with respect to each of the Company Plans (other than Multiemployer Plans), if any, (iii) the most recent summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to each of the Company Plans (other than Multiemployer Plans), if any, and (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Company Plan (other than Multiemployer Plans).
(c) Each Company Plan (other than Multiemployer Plans) has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all Applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Plans that would reasonably be expected result in any material liability or excise tax under ERISA or the Code being imposed on the Company.
(d) Each Company Plan (other than Multiemployer Plans) intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the Internal Revenue Service to be so qualified as to form, and the form of each trust created thereunder has been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that would reasonably be expected to result in the Internal Revenue Service revoking such determination.
(e) Except as set forth on Schedule 3.21, Part (e), neither the Company nor any member of the Controlled Group currently has, and at no time in the past seven (7) years has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) With respect to any multiemployer plan to which the Company or any member of the Controlled Group contributes or has had an obligation to contribute in the past seven (7) years (a “Multiemployer Plan”), neither the Company nor any member of the Controlled Group has been delinquent in making material payments or contributions therefor or has withdrawn either in a complete or partial withdrawal from a Multiemployer Plan (as the terms “complete withdrawal” or “partial withdrawal” are defined in Part 1 of Subtitle E of Title I of ERISA) in a manner that gives rise to withdrawal liability, that has not been satisfied in full. Neither the Company nor any member of the Controlled Group has incurred a 70 percent contribution decline (as that phrase is defined in Section 4205 of ERISA) in connection with a Multiemployer Plan within any of the last three plan years. Neither the Company nor any member of the Controlled Group has received notice nor has there been (or taken place) any communications (written or oral) between the Company or a member of the Controlled Group, on the one hand, and a trustee, sponsor administrator or other representative of a Multiemployer Plan, on the other hand, that any Multiemployer Plan (i) has incurred an accumulated funding deficiency within the meaning of Section 431(a) of the Code or Section 304(a) of ERISA, (ii) is in reorganization (within the meaning of Part 3 of Subtitle E of Title IV of ERISA, (iii) is in (or could reasonably be expected to be in) endangered status (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA), or (iv) is in (or could reasonably be expected to be in) critical status (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA). To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in the termination or cancellation, within twelve (12) months of the Closing Date, of any Contracts (other than the expiration of any Contracts in accordance with their respective terms) for services to be performed by the Company or any Subsidiary that both (a) are performed in whole or in party by Company or Subsidiary employees covered by a collective bargaining agreement, and (b) the termination or cancellation of which would give rise to a withdrawal liability.
(g) No Company Plan (other than Multiemployer Plans) is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
(h) With respect to any insurance policy providing funding for benefits under any Company Plan, (i) there is no material liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent material liability, nor would there be any such material liability if such insurance policy was terminated on the date hereof, and (ii) to the Company’s Knowledge, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Company’s Knowledge, no such proceedings with respect to any such insurer are imminent.
(i) Except as set forth on Schedule 3.21, Part (i), no Company Plan (other than Multiemployer Plans) provides medical or death benefits beyond termination of service or retirement other than (i) coverage mandated by law, (ii) coverage through the end of the month in which there occurs a termination of employment or service, or (iii) death or retirement benefits under any Company Plan that is intended to be qualified under Section 401(a) of the Code.

(j) Other than (i) Company Plans listed on Schedule 3.21, Part (a) and the Offer Letters and (ii) other employee offer letters or personal services or similar agreements providing for severance or termination benefits amounting in the aggregate to not more than $100,000 in the excess of the Base Severance as such term is defined on Schedule 5.2, Part (b), the Company has not committed in writing or agreed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company, or to make any amendments to any of the Company Plans, except as required by Applicable Law, the terms of such Company Plans or any Contract listed on Schedule 3.12, Part (a)(13).
(k) Each of the Company Plans (other than Multiemployer Plans) may be amended or terminated in accordance with its terms.
(l) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(m) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and is now in documentary compliance. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. None of the Company Plans, if administered in accordance with their terms, would result in the imposition of any interest or additional tax on any participant thereunder pursuant to Section 409A of the Code.
(n) Except as set forth on Schedule 3.21, Part (n) or as otherwise provided in the LLC Agreement and Sections 2.1(b)(3) and 5.2, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Company Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.
Section 3.22 Franchises.
(a) Schedule 3.22, Part (a) sets forth a true, correct and complete list of (1) each Franchisor, and each Franchisee which is a party to a Franchise Agreement with such Franchisor, as of the date of this Agreement and (2) the material Franchise Agreements to which each Franchisee is a party, including the effective date of each such Franchise Agreement.

(b) Except as set forth in Schedule 3.22, Part (b), (i) to the Company’s Knowledge, no Franchisee or other Person who is party to any of the Franchise Agreements is, or in the past 18 months has been, in material default under any Franchise Agreements, (ii) no Franchisee has the right or has given written notice of its intention to, rescind or terminate (with or without cause) any Franchise Agreement as a result of the consummation of the transactions contemplated hereby, and (iii) the Company and the Subsidiaries are in material compliance with all of their respective obligations and are not in material default under any of the Franchise Agreements, and, to the Company’s Knowledge, no event or omission has occurred which with the passage of time or giving of notice would constitute any such default.
(c) True, correct, and complete copies of all Franchise Disclosure Documents used by the Company or a Subsidiary and all Franchise Agreements in effect have been delivered or made available to Buyer.
(d) The Company and all of the Subsidiaries, and to the Knowledge of the Company, the Franchisees have complied and are now in compliance with all Applicable Laws in all material respects that are applicable to the offer, sale, and operation of Franchises or the service and operation of a franchise system. The enforcement by the Company and the Subsidiaries of the terms of the Franchise Agreements do not violate any Applicable Laws in any material respect.
Section 3.23 Permits. Except with respect to Environmental Permits (as to which certain representations and warranties are made pursuant to Section 3.19), the Company and the Subsidiaries have obtained all of the material licenses, approvals, consents, registrations and permits (“Permits”) necessary under Applicable Laws to permit the Company and the Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and the Subsidiaries as currently conducted, except where the absence of any such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) such Permits are in full force and effect and will continue to be in full force and effect upon the consummation of the transactions contemplated hereby and (ii) neither the Company nor any Subsidiary has received written notice of any material claim of default under any such Permit or that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business.
Section 3.24 Related Party Transactions. Except as set forth in Schedule 3.24 or in connection with (a) expense reimbursements and advances for officers, directors and employees in the ordinary course of business, (b) any employment or consulting agreement, (c) any benefits under any employee benefit plan, (d) Purchase Payment Obligations, or (e) amounts payable to Global Innovation Partners, LLC and its Affiliates which are included in the Selling Transaction Expenses or accrued in Net Working Capital, no employee, officer, manager, director, member or stockholder of the Company or of any Subsidiary, or any member of his or her immediate family or any of their respective Affiliates, owes any amount to the Company or any Subsidiary, nor does the Company or any Subsidiary owe any amount to, or has the Company or any Subsidiary made or committed to make any loan or extend or guarantee credit to or for the benefit of, any such Person.

Section 3.25 Certain Practices. Neither the Company nor any Subsidiary (including any of their officers, manager, directors or employees acting on behalf of the Company or any Subsidiary) nor, to the Knowledge of the Company, any other Person acting on behalf of the Company or any Subsidiary, has, directly or indirectly through another Person, made, offered or authorized the use of, or used, any corporate funds or provided anything of value (a) for unlawful payments, contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) to foreign or domestic government officials or employees in violation of the Foreign Corrupt Practices Act of 1977 and any similar anti-corruption or anti-bribery laws applicable to the Company or any of the Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or (c) for a bribe, rebate, payoff, influence payment, kickback or other similar payment in violation of any Applicable Law.
Section 3.26 NO OTHER REPRESENTATIONS OR WARRANTIES; DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE III, NONE OF THE COMPANY, ANY SUBSIDIARY OR ANY MEMBER MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH OF THE COMPANY, THE SUBSIDIARIES AND THE MEMBERS HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. Without limiting the generality of the foregoing, notwithstanding anything to the contrary in this Agreement, neither the Company nor any Subsidiary makes, has made or shall be deemed to make or have made any representation or warranty to Buyer, Merger Sub or the Surviving Company with respect to (i) the future operating or financial performance of the Company or any Subsidiary or any estimates, projections, forecasts, plans or budgets or similar forward looking information relating to the future operating and financial performance of Company or any Subsidiary (including, without limitation, future revenues, expenses, expenditures or results of operations) heretofore delivered or made available to Buyer or Merger Sub or any of their respective agents or representatives or (ii) except as expressly covered by a representation and warranty contained in this Article III, any other information or documents (financial or otherwise) delivered or made available to Buyer or Merger Sub or any of their respective agents or representatives with respect to the Company or any Subsidiary.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND MERGER SUB
Buyer and Merger Sub hereby, jointly and severally, represent and warrant to the Company and the Members as follows:
Section 4.1 Organization and Existence.
(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority required to own or lease its properties and to carry on its business as now conducted. Buyer is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except where failure to be so qualified or license would not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into this Agreement or consummate the transactions contemplated hereby.

(b) Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers and authority required to own or lease its properties and to carry on its business as now conducted. Merger Sub is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except where failure to be so qualified or license would not reasonably be expected to have a material adverse effect on the ability of the Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, and as of the Effective Time, has engaged in no other business or other activities or incurred any liabilities, other than in connection with or as contemplated by this Agreement.
Section 4.2 Authority to Execute and Perform Under Agreement. Each of Buyer and Merger Sub has all requisite power and authority to enter into, deliver and perform under this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of each of Buyer and Merger Sub. This Agreement has been, and the other Transaction Documents to which Buyer or Merger Sub is a party will be as of the Closing, duly and validly executed and delivered by Buyer and Merger Sub and constitute or will constitute the legal, valid and binding obligations of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with the terms thereof, except, in each case, that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of the rights of creditors generally and (ii) the availability of equitable remedies (including, without limitation, specific performance and injunctive relief).
Section 4.3 Ownership and Capitalization of Merger Sub. Buyer owns all of the limited liability company interests of Merger Sub (“Merger Sub Interests”). As of the date hereof, all of the outstanding Merger Sub Interests owned by Buyer are free and clear of any Liens
Section 4.4 Governmental Authorization; Consents. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, none of the execution, delivery or performance by Buyer or Merger Sub of this Agreement, or any other Transaction Document to which Buyer or Merger Sub is a party, or the consummation of the transactions contemplated hereby or thereby, requires any action by or in respect of, or filing with, any Authority, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware as set forth in Section 2.1(a)(2) and Section 6.2(b), and (ii) compliance with NISPOM, FOCI and the provision of notices to the California State License Board and pursuant to ITAR. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, no consent, approval, waiver or other action by any Person under any material license, permit or similar authorization from any Authority held by Buyer or Merger Sub is required or necessary for, or as a result of, the execution, delivery and performance by Buyer or Merger Sub of this Agreement or any other Transaction Document to which Buyer or Merger Sub is a party or the consummation by Buyer or Merger Sub of the transactions contemplated hereby or thereby.

Section 4.5 Non-Contravention. None of the execution, delivery or performance by Buyer or Merger Sub of this Agreement, or any other Transaction Document to which Buyer or Merger Sub is a party, or the consummation of the transactions contemplated hereby or thereby, (i) violates any provision of the certificate of incorporation, as amended, or bylaws, as amended, of Buyer, (ii) violates any provision of the certificate of formation, as amended, or limited liability company agreement, as amended, of Merger Sub, (iii) contravenes or conflicts with or constitutes a violation of any provision of any Applicable Law, judgment, injunction, order or decree binding upon or applicable to Buyer or Merger Sub; (iv) constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of Buyer or Merger Sub or to a loss of any material benefit to which Buyer or Merger Sub is entitled under any provision of any material contract or any material license, permit or other similar authorization held by Buyer or Merger Sub, or (v) results in the creation or imposition of any material Lien on any asset of Buyer or Merger Sub, except, in case of clauses (iii) and (iv) above only, as would not have a material adverse effect on Buyer or Merger Sub or Buyer’s or Merger Sub’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder.
Section 4.6 Brokers’ and Finders’ Fees. Except for fees that are the sole responsibility of Buyer, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of Buyer or Merger Sub who is entitled to any fee or commission from Buyer, Merger Sub, the Surviving Company, the Company or any of the Members in connection with the transactions contemplated by this Agreement.
Section 4.7 Solvency. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, as of the Closing, and after giving effect to all of the transactions contemplated by this Agreement, the Surviving Company will be Solvent. For purposes of this Section 4.7, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its recourse debts as they mature, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person does not plan to incur debts beyond its ability to pay as they mature or come due.
Section 4.8 Investment Intent. Buyer is purchasing the equity interests of the Company pursuant to this Agreement solely for its own account and with no intention of distributing or reselling such equity interests or any part thereof, or interest therein, in any transaction that would be in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other federal or state securities laws.

Section 4.9 Status as Accredited Investor. Buyer is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act). Buyer has such knowledge and experience in business and financial matters so that Buyer is capable of evaluating the merits and risks of an investment in the equity interests being acquired hereunder.
ARTICLE V.
COVENANTS
Section 5.1 Public Announcements. Prior to the date hereof, the parties have agreed to the form of Buyer’s press release and the form of press release to be issued by an Affiliate of the Members Representative announcing the transactions contemplated hereby (the “Initial Press Releases”). Except as may be required by Applicable Law or legal process or any applicable listing requirement with a United States national securities exchange, in each case as determined in the good faith judgment of the party proposing to make such release or public communication, the parties agree to consult with each other before issuing any press release other than the Initial Press Releases or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation and without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing herein shall be deemed to (a) restrict any party hereto from making any disclosures or public statement to the extent it consists of information already disclosed in the Initial Press Releases or (b) prevent Buyer or the Surviving Company from communicating with any of the Company’s employees, directors, officers and consultants, including any Continuing Employee. Notwithstanding the foregoing, any party hereto may disclose the terms and provisions of this Agreement to the extent necessary to obtain any necessary third party consents, financing, insurance, bonds, opinions, estoppels, waivers or other instruments or to enforce such party’s rights and remedies under this Agreement.
Section 5.2 Employee Matters. For all purposes (other than benefit accrual) under the employee benefit plans of the Surviving Company or any Subsidiary (“Surviving Company Plans”) providing benefits to each employee of the Company or any Subsidiary who continues employment with the Surviving Company or any Subsidiary (“Continuing Employee”) after the Closing Date, except as would result in a duplication of benefits, each Continuing Employee shall be credited with all years of service for which such Continuing Employee was credited before the Closing Date under any similar Company Plans. In addition, no pre-existing condition limitation or exclusion that would not have been applicable under the Company Plans shall apply to participation and coverage for the Continuing Employees, and any amounts previously expended by Continuing Employees and their covered dependents for the current plan year for purposes of satisfying out-of-pocket requirements, deductibles and co-payments under the Company Plans that are group health plans shall be credited for purposes of satisfying out-of-pocket requirements, deductibles and co-payments, under any Surviving Company Plan that is a group health plan. With respect to each employee who has an employment agreement or personal service agreement with the Company or any Subsidiary of the Company, as disclosed on Schedule 5.2, Part (a) (each, an “Employment Agreement Employee”), Buyer shall cause the Surviving Company to provide such Employment Agreement Employee the severance and termination benefits in accordance with the terms of such Employment Agreement Employee’s employment agreement or personal services agreement, as the case may be. With respect to each employee whose employment is terminated (other than by Buyer or the Surviving Company for Cause or due to death or disability of such employee or voluntarily by such employee) on the Closing Date or within 12 months following the Closing Date, Buyer shall cause the Surviving Company to provide such employee the severance and termination benefits in accordance with the terms set forth in Schedule 5.2, Part (b), unless such employee is an Employment Agreement Employee who is entitled to severance and termination benefits in accordance with the terms of such employment agreement or personal services agreement, as the case may be. The Company and Buyer acknowledge and agree that all provisions contained in this Section 5.2 and in Sections 3.17 and 3.21 with respect to the Company’s employees are included for the sole benefit of Buyer and the Company, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (a) in any other Person, including any Continuing Employees, former employees of the Company, any participant in any Company Plan or Surviving Company Plan, or any dependent or beneficiary thereof, or (b) to continued employment with the Company, any Subsidiary, the Surviving Company or any Affiliate of the Surviving Company. No provision of this Section 5.2 or Section 3.17 or Section 3.21 shall constitute an amendment to any Company Plan or any Surviving Company Plan.
Section 5.3 Access. Buyer, the Surviving Company and the Subsidiaries shall preserve and keep the books and records held by them relating to the Company and the Subsidiaries in accordance with their records retention policy as the same may be in effect from time to time and, to the extent reasonably requested for a legitimate business purpose, Buyer, the Surviving Company and the Subsidiaries shall grant the Members and the Members’ representatives reasonable access during normal business hours to the books, records and employees of the Surviving Company and the Subsidiaries; provided, however, that such access shall be upon reasonable advance notice and shall not interfere with the business or operations of the Surviving Company or the Subsidiaries. The requesting Member or its representatives shall be permitted to make copies of such books and records, in each case at its own expense.
ARTICLE VI.
CLOSING DELIVERABLES
Section 6.1 Company Deliverables. In addition to any other deliverables contemplated by this Agreement, at the Closing, the Company shall deliver, or cause to be delivered, to Buyer and Merger Sub:
(a) a certificate of the Company, duly executed by the Secretary of the Company, certifying as true and correct (a) unanimous resolutions of the Board of Managers of the Company approving and authorizing this Agreement and the Merger and (b) written consents of the Members evidencing the approval of Members necessary to authorize this Agreement and the Merger;
(b) a counterpart to the Escrow Agreement, duly executed by the Members Representative;
(c) a certificate from the Members prepared in accordance with Treasury Regulations section 1445-2 certifying that the Members are not foreign persons;

(d) payoff letters and appropriate termination statements under the Uniform Commercial Code and other instruments as may be reasonably requested by Buyer to extinguish all Indebtedness of the Company and the Subsidiaries and all Liens related thereto upon payment of such Indebtedness by Buyer on behalf of the Company at the Closing pursuant to Section 2.1(g)(1);
(e) except as set forth on Schedule 6.1, Part (e), Member Letters from each of the holders of Company Units;
(f) evidence satisfactory to Buyer that all agreements and other obligations (other than this Agreement and the agreements provided for under this Agreement) between the Company or any Subsidiary, on the one hand, and the Members Representative and any of its Affiliates, on the other hand, have been terminated;
(g) written resignations of each of the directors of the Company and the Subsidiaries set forth on Schedule 6.1, Part (g) in form and substance reasonably satisfactory to Buyer;
(h) documentation which evidences that a valid and properly executed Section 754 election has been made for each Subsidiary that is characterized as a partnership for U.S. federal income Tax purposes;
(i) an executed copy of an amendment to the First Trust Agreement that provides that, as a condition precedent to the receipt of any payments under the First Trust Agreement, each First Trust Beneficiary shall be required to execute a release of claims against the First Trustee, the Company and each of their respective Affiliates, successors and assigns (the “First Trust Release”), in the form attached hereto as Exhibit E;
(j) an executed copy of an amendment to the Second Trust Agreement that provides that, as a condition precedent to the receipt of any payments under the Second Trust Agreement, each Second Trust Beneficiary shall be required to execute a release of claims against the Second Trustee, the Company and each of their respective Affiliates, successors and assigns (the “Second Trust Release”), in the form attached hereto as Exhibit F; and
(k) an executed copy of an amendment to the LLC Agreement that amends the LLC Agreement such that all payments made by Buyer pursuant to Exhibit C are in accordance with the LLC Agreement.
Section 6.2 Buyer and Merger Sub Deliverables. In addition to any other deliverables contemplated by this Agreement, Buyer shall deliver, or cause to be delivered, to the Company:
(a) a counterpart to the Escrow Agreement, duly executed by Buyer;
(b) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, duly executed and acknowledged by an authorized officer pursuant to the Act;
(c) the Release of Global Innovation Partners, LLC from Liberty Mutual Guarantee Indemnity, duly executed by Liberty Mutual; and
(d) Amendment #1 to Liberty Mutual General Agreement of Indemnity, duly executed by Buyer.

ARTICLE VII.
INDEMNIFICATION
Section 7.1 Indemnification by the Members and the Company.
(a) After the Closing and subject to the limitations set forth in this Article VII, the Members shall indemnify, defend and hold harmless Buyer and the Surviving Company (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses which are incurred or suffered by any such party and which are based upon, arise out of or result from:
(1) any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement;
(2) all Selling Transaction Expenses, except for any Estimated Selling Transaction Expenses included in the calculation set forth in Section 2.1(b);
(3) all Indebtedness of the Company outstanding as of immediately prior to the Closing, except for any Indebtedness included in the final Closing Balance Sheet;
(4) any final determination by an Authority that the Company or any Subsidiary is an employer with respect to any individual (who was not already treated as an employee by the Company or any Subsidiary at the applicable time) under any Applicable Law for any period or portion thereof up through the Closing Date;
(5) (A) the failure of the First Trust Payment, the Second Trust Payment or any amount to be paid to any First Trust Beneficiary or Second Trust Beneficiary pursuant to Article II of this Agreement, including Exhibit C, to be at least the amount that such Person was entitled to receive as a result of the transactions contemplated by this Agreement pursuant to the terms of the LLC Agreement (as in effect on the date hereof or at any prior time), the First Trust Agreement (as in effect on the date hereof or at any prior time), the Second Trust Agreement (as in effect on the date hereof or at any prior time) or any other Contract or document providing for equity-based compensation, (B) the failure of any amount to be paid to any Non-Tendering Member pursuant to Article II of this Agreement, including Exhibit C, to be at least the amount that such Person was entitled to receive as a result of the transactions contemplated by this Agreement pursuant to the terms of the LLC Agreement (as in effect on the date hereof or at any prior time) or any other Contract or document providing for equity-based compensation, and (C) any third party costs or expenses incurred in connection with obtaining any First Trust Release or Second Trust Release or any Member Letter from a Non-Tendering Member following the Closing; and
(6) the failure of any Incentive Units or Participating Profits Units outstanding immediately prior to the Effective Time to constitute profits interests within the meaning of Revenue Procedures 93-27 and 2001-43.

(b) The Buyer Indemnified Parties’ sole and exclusive rights and remedies based upon, arising out of or resulting from any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement or any of the Transaction Documents (whether stated as breach of contract, tort or otherwise) shall be those rights and remedies set forth in this Article VII, except as provided in the last sentence of Section 7.1(c); provided, however, that in no event shall the Buyer Indemnified Parties’ rights or remedies against any Member be limited with respect to any breach of any representation or warranty of such Member contained in such Member’s Member Letter and no Member shall be responsible for any claim with respect to any other Member’s Member Letter. Without limiting the generality of the preceding sentence, and subject thereto and the last sentence of Section 7.1(c), no legal action sounding in contribution, tort or strict liability (in each case, other than claims made or contemplated by this Article VII) may be maintained by any party hereto, or any of their respective officers, directors, managers, employees, shareholders, members, owners, affiliates, representatives, agents, successors or assigns, against any other party hereto with respect to any matter that is the subject of Article VII, and each Buyer Indemnified Party, for itself and its officers, directors, managers, employees, shareholders, members, owners, affiliates, representatives, agents, successors and assigns, hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any federal, state or local law in respect thereof. Notwithstanding the foregoing, this Section 7.1(b) shall not operate to interfere with or impede the operation of the provisions of Section 2.1.
(c) Subject to the last sentence of this Section 7.1(c) and the proviso set forth in the first sentence of Section 7.1(b), any indemnification payments due to any Buyer Indemnified Party pursuant to this Article VII shall be made solely and exclusively from the Escrow Account and shall not exceed the Escrow Amount. Other than with respect to the Escrow Amount deposited in the Escrow Account pursuant to the terms and conditions of this Agreement and the Escrow Agreement, subject to the last sentence of this Section 7.1(c) and the proviso set forth in the first sentence of Section 7.1(b), no Member shall (i) be responsible for any claim against any other Member or (ii) have any liability to any Buyer Indemnified Party under, or relating to, this Agreement or any of the Transaction Documents or any of the transactions contemplated hereby or thereby. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event a Member has committed or commits fraud in connection with this Agreement or the transactions contemplated hereby, the limitation of liability for Losses arising from such Member’s fraud shall not be limited to the Escrow Amount with respect to the Member who committed such fraud.
(d) Notwithstanding anything herein to the contrary, none of the Members or the Company shall have any liability under this Agreement (including, without limitation, under this Article VII) for, and Losses shall not include, any punitive, incidental, consequential, special or indirect damages (including, without limitation, lost profits or any Losses that are calculated based on a multiple of earnings), except to the extent such damages are paid or payable to a third party in connection with a Third-Party Claim.

(e) For purposes of determining the Members’ liability under this Article VII for any Losses, appropriate reductions shall be made to reflect the following: (i) the net recovery pursuant to any insurance policy recovered by any Buyer Indemnified Party in respect of the Losses (less any retroactive premium adjustment); and (ii) the amount of any reduction in cash Taxes payable that would otherwise be due or the receipt of a refund of Taxes of any Buyer Indemnified Party, in each case only with respect to any taxable year in which the Loss was incurred or paid, whether received or realized in such taxable year or thereafter. If an indemnification payment is received by any Buyer Indemnified Party, and such Buyer Indemnified Party later receives insurance proceeds, other third party recoveries or tax benefits in respect of the related Losses that were not previously credited against such indemnification payment when made, such Buyer Indemnified Party shall promptly pay to the Members Representative, on behalf of the Members, a sum equal to the lesser of (i) the actual amount of such insurance proceeds (after giving effect to any deductible), other third party recoveries and tax benefits with respect to such Losses and (ii) the actual amount of the indemnification payment previously paid by such Members with respect to such Losses, in each case reduced by related costs of recovery. Each Buyer Indemnified Party shall use commercially reasonable and good faith efforts to collect amounts available under insurance coverages relating to any Losses for which it is seeking indemnification under this Article VII.
(f) If the Merger Consideration is adjusted downward due to facts or circumstances that give rise to any Post-Closing Reduction pursuant to Section 2.1(c)(2) of this Agreement, the Buyer Indemnified Parties shall not also be entitled to indemnification for breaches of representations, warranties, covenants or other agreements arising from such facts or circumstances to the extent the Losses asserted therefor are reflected in the final Net Working Capital or final Indebtedness.
(g) Notwithstanding anything to the contrary in this Agreement, the right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any of the Transaction Documents shall not be affected by any investigation conducted at any time, or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy, of or compliance with, any such representation, warranty, covenant or agreement.
Section 7.2 Notice to Indemnifying Party. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought. If any Buyer Indemnified Party or Member Indemnified Party receives notice of any claim or other commencement of any action or proceeding by a Person who is not a party to this Agreement with respect to which the Indemnifying Parties are or may be obligated to provide indemnification pursuant to this Agreement (a “Third-Party Claim”), the applicable Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, to the extent possible, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the applicable Indemnified Party to give prompt notice of a claim shall not release, waive or adversely affect such Indemnified Party’s right to indemnification hereunder except and only to the extent that the defense of that claim is prejudiced by such failure or to the extent that any Losses result from or are caused by such failure. The applicable Indemnified Party may settle, compromise or consent to entry of any judgment with respect to any claim by a third party for which it is entitled to indemnification hereunder and for which the Indemnifying Party has elected not to take control of after notification thereof as provided in this Agreement, provided that the Indemnifying Party consents in writing to any such settlement, compromise or judgment.

Section 7.3 Defense by Members. In connection with any Third-Party Claim, the Indemnifying Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding, the costs and expenses of which (if the Members are the Indemnifying Party) shall be paid from the amounts deposited in the Reserve Account by or on behalf of the Non-Trust Unit Holders (and thereafter by the Non-Trust Unit Holders, Pro Rata); provided, however, that if the Indemnifying Party elects to assume control of such defense, it shall agree in writing, if the Indemnified Party is a Buyer Indemnified Party, that the Indemnified Party shall be entitled to indemnification from the Escrow Account for all Losses relating to such Third-Party Claim, subject to the limitations set forth in this Article VII but no other limitations, qualifications or reservations of rights; provided, further, however, that the Indemnified Party shall be entitled to assume control of such defense and the settlement thereof at the cost and expense of the Indemnifying Party if the Indemnifying Party failed or is failing to diligently prosecute or defend such Third-Party Claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that the Indemnified Party shall be entitled to participate in such defense with separate counsel (with its expenses subject to indemnification under this Article VII) if, in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, however, that the fees and expenses of no more than one such counsel (and local counsel, if necessary) for all Indemnified Parties in connection with any such claim shall be subject to indemnification pursuant to this Article VII. The parties shall cooperate fully with each other in connection with the defense, negotiation or settlement of such Third-Party Claim. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall be entitled to settle, compromise or consent to the entry of any judgment with respect to any such claim or legal proceeding, with the consent of Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that (a) without the written consent of Buyer, the Members Representative shall not settle or compromise any Third-Party Claim for which a Buyer Indemnified Party is entitled to indemnification pursuant Section 7.1(a) unless all amounts paid or to be paid in settlement of such Third-Party Claim are paid or to be paid from the Escrow Account and (b) no Indemnifying Party may, without the written consent of the applicable Indemnified Parties, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment if any such settlement, compromise or judgment (i) fails to provide to the Indemnified Parties an unqualified release from the claimant or claimants with respect to all Losses in respect of the Third-Party Claim, (ii) imposes an injunction on any Indemnified Party, or (iii) includes the finding of any criminal violation by any Indemnified Party.
Section 7.4 Limitations on Indemnification.
(a) Notwithstanding anything to the contrary in this Agreement, with respect to any claim for indemnification, the Members shall not be liable under Section 7.1(a)(1) or Section 7.1(a)(4) for any Losses unless and until the aggregate amount of all such Losses incurred or suffered thereunder exceeds $1,500,000 (One Million Five Hundred Thousand Dollars) (the “Deductible Amount”), at which time only Losses in excess of the Deductible Amount may be claimed.

(b) Subject to the last sentence of Section 7.1(c) and the proviso set forth in the first sentence of Section 7.1(b), notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate amount of all indemnification obligations of the Members under this Agreement exceed the Escrow Amount.
Section 7.5 Treatment of Indemnification Payment. Any payment made after the Closing pursuant to indemnification obligations arising under this Agreement shall be treated as an adjustment to the Merger Consideration for all purposes, including federal, state and local Tax and, to the extent permitted under GAAP, financial accounting purposes; provided, however, in no event shall any such payment in and of itself be deemed or construed to cause a breach with respect to any of the Company’s representations and warranties in Section 3.7 concerning the Financial Statements.
Section 7.6 Survival of Representations, Warranties and Covenants. Each representation, warranty, covenant and agreement contained herein or in any Transaction Document shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on May 30, 2012 (the “Release Date”). Each representation and warranty of the Members contained in their Member Letters shall survive the Closing indefinitely. Subject to the immediately preceding sentence, after the Release Date, no party, nor any shareholder, member, owner, affiliate, director, manager, officer, employee, agent, consultant or representative of any party, shall have any liability for any representations, warranties, covenants or other agreements set forth herein or in any Transaction Document (including, without limitation, any covenant or agreement to indemnify any Indemnified Party pursuant to this Article VII); provided, however, that any representation, warranty, covenant or agreement in respect of which a claim for indemnification has been asserted in writing under this Article VII prior to the Release Date, as well as the covenants and agreements to indemnify an Indemnified Party pursuant to this Article VII in respect thereof, shall survive until such claim for indemnification is resolved but only with respect to such claims made prior to the Release Date.
Section 7.7 Indemnification by Buyer and the Surviving Company. After the Closing, Buyer and the Surviving Company shall indemnify, defend and hold harmless the Members (collectively, the “Member Indemnified Parties”) from and against any and all Losses which are incurred or suffered by any such party and which arise out of or result from any breach of any representation, warranty, covenant or agreement of Buyer, Merger Sub or the Surviving Company contained in this Agreement.

ARTICLE VIII.
ADDITIONAL AGREEMENTS
Section 8.1 Directors and Officers Insurance.
(a) Subject to the following sentence, for a period of six years after the Closing Date, Buyer and the Surviving Company shall continue to provide (at the sole expense of Buyer and the Surviving Company) any Person who is on the date hereof an officer, director or manager of the Company or any of the Subsidiaries, officers’, directors’ and managers’ liability insurance coverage (“D&O Insurance”) with respect to all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorney’s fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of: (a) the fact that such Person is or was a director, manager or officer of the Company or any of the Subsidiaries at any time prior to the Closing Date or is or was serving at the request of the Company or any of the Subsidiaries as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise at any time prior to the Closing Date; or (b) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such D&O Claim pertains to any matter or fact arising, existing or occurring prior to or at the Closing Date, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing Date, which coverage will be substantially similar to the Company’s existing D&O Insurance, a copy of which has been made available to Buyer, including, without limitation, (x) an overall coverage amount not less than the overall coverage amount under the Company’s existing D&O Insurance and (y) coverage for employment practices claims and for liability under the Securities Act, and Securities Exchange Act of 1934 Act, as amended, in an amount not less than the coverage amounts for such liabilities under the Company’s existing D&O Insurance. Such coverage shall be extended under the existing D&O Insurance by obtaining, simultaneously with or promptly after Closing, a six-year “tail.”
(b) For a period of six years following the Closing Date, the Surviving Company shall indemnify, defend and hold harmless the officers, directors and managers of the Company and the Subsidiaries against all liabilities arising out of actions or omissions occurring at or prior to the Closing Date to the extent such officers, directors or managers would be entitled to indemnification under the certificate of formation or limited liability company agreement of the Surviving Company in effect as of immediately prior to the Effective Time (the “Surviving Company Charter Documents”) or any of the Subsidiaries Charter Documents relating to exculpation or indemnification of any officers, directors or managers, it being the intent of the parties hereto that the persons who served as officers, directors and/or managers of the Company or any of the Subsidiaries at any time prior to the Effective Time shall continue to be entitled to such exculpation and indemnification to the fullest extent set forth therein.
(c) In the event that Buyer or the Surviving Company or any of their respective subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its assets or properties to any Person, Buyer shall use its best efforts to ensure that proper provisions shall be made so that the successors and assigns of Buyer, the Surviving Company or their respective subsidiaries (as applicable) assume the obligations set forth in this Section 8.1.

(d) This Section 8.1, which shall survive the Closing and the Effective Time, is intended to benefit any Person referenced in this Section 8.1 or indemnified hereunder, each of whom may enforce the provisions of this Section 8.1 (whether or not parties to this Agreement).
(e) By executing the Member Letter, each holder of Company Units shall be deemed, without further action, to have irrevocably waived any claim it may have against the Company and any officer, director or manager of the Company for contribution or reimbursement for payment of indemnification claims made by any Buyer Indemnified Party under Article VII hereof.
Section 8.2 Tax Matters.
(a) Tax Returns.
(i) Pre-Closing Tax Returns for Pass-Through Entities. The Members Representative shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax returns, reports, statements or estimates (“Tax Returns”) for the Company and any of its Subsidiaries that are not treated as a C corporation immediately prior to the Effective Time for any Pre-Closing Tax Period that ends on or prior to the Closing Date which are filed after the Closing Date. The Surviving Company shall provide the Members Representative and its accountants any information necessary for the timely preparation and filing of such Tax Returns. In addition, the Surviving Company shall reimburse the Members Representative for one-half of the cost of the preparation of such Tax Returns. The Members Representative shall provide a copy of such returns or cause a copy of such Tax Returns to be provided to Buyer no later than thirty (30) days prior to filing any such Tax Return so that Buyer can confirm that the Section 754 election certificate provided to it under Section 6.1(h) will be filed.
(ii) Pre-Closing Tax Returns for C Corporation Entities. The Surviving Company shall prepare, or cause to be prepared, and file, or cause to be filed (at its own expense), all Tax Returns for the Company and any of the Subsidiaries that are treated as a C corporation immediately prior to the Effective Time for any Pre-Closing Tax Period that ends on or prior to the Closing Date which are filed after the Closing Date; provided, however, that if the filing of a Tax Return of the Company or a Subsidiary that is treated as a C corporation would give rise to a breach of any representation, warranty, covenant or agreement for purposes of Section 7.1(a)(1), the Surviving Company shall submit such Tax Return to the Members Representative for its approval (which consent shall not be unreasonably withheld) no later than thirty (30) days prior to filing any such Tax Return.
(iii) Straddle Period Returns. The Surviving Company shall prepare, or cause to be prepared, and file, or cause to be filed (at its own expense), all Tax Returns for the Company and any of the Subsidiaries for any Straddle Period which are filed after the Closing Date. No later than thirty (30) days prior to filing any such Tax Return (other than any such Tax Return that relates solely to periods beginning and ending after the Closing Date), the Surviving Company shall submit such Tax Return to the Members Representative for its review (which consent should not be unreasonably withheld).

(b) Buyer and/or its Affiliates (including on or after the Closing Date, the Surviving Company and the Subsidiaries) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of the Company or any Subsidiary that is treated as a pass-through entity for US federal income tax purposes for any taxable period that begins prior to the Closing Date (regardless of whether such taxable period ends prior to the Closing Date) without the prior written consent of the Members Representative (which consent shall not be unreasonably withheld). Buyer and/or its Affiliates may file or cause to be filed any restatement or amendment of, modification to or claim for refund relating to any Tax Return of the Company or a Subsidiary that is treated as a C corporation without limitation, provided that any such restatement, amendment, modification or claim for refund shall not be deemed to be a breach of any representation, warranty, covenant or agreement for purposes of Section 7.1(a)(1).
(c) Consistent with Revenue Ruling 99-6, each of the Company, the Members Representative and Buyer and the Affiliates (including, after the Closing Date, the Surviving Company and the Subsidiaries) agree to treat, for U.S. federal income tax purposes, the transfer of interests by the Members to Buyer as follows: (i) as to the Members, as a transfer of interests by the Members to Buyer; (ii) as to Buyer, as if the Company had distributed in liquidation of the Company to each of the Members their respective pro rata share of the assets and as if the Members had sold to Buyer their respective pro rata share of the assets received from the Company. The parties hereto further agree that (A) the transfer of the interests shall result in a termination of the Company for purposes of Section 708 of the Code, (B) the taxable year of the Company shall close as of the end of the day on the Closing Date, and (C) any business conducted by the Company, any Subsidiary or the Surviving Company following the Closing Date shall be for the account of Buyer.
(d) Items of income and expense through the Closing Date with respect to the Company, and with respect to the Subsidiaries which are taxed as partnerships, shall be allocated to the Members (other than the First Trust and Second Trust). Without limiting the generality of the foregoing, to the extent that any payments made by the Company or any Subsidiary on the Closing Date or in connection with the transactions contemplated by this Agreement (including, without limitation, the First Trust Payments, the Second Trust Payments and the Employee Payment Amount) constitute tax deductible expenses in the Company or in a Subsidiary which is taxed as a partnership, the Members (other than the First Trust and Second Trust) shall be allocated the tax deductions relating to such payments. For the avoidance of doubt and notwithstanding any other provision in this Agreement to the contrary, the parties hereto agree that the aggregate amount of the First Trust Payments and Second Trust Payments paid or to be paid to the First Trust Beneficiaries and Second Trust Beneficiaries (whether paid on or after the Closing Date) and the Employee Payment Amount, excluding payments with respect to employees of Subsidiaries that are taxed as C corporations immediately prior to the Effective Time, shall be treated as tax deductible expenses of the Company or the applicable Subsidiary as of the Closing Date and the Members (other than the First Trust and Second Trust) shall be allocated the tax deductions relating to such payments. Buyer agrees that it will not claim a tax deduction relating to such payments and Buyer will cause the Surviving Company and the Subsidiaries not to claim a tax deduction relating to such payments for any taxable period ending after the Closing Date.

(e) Consents.
(i) Pre-Closing Tax Returns for Pass-Through Entities. Members Representative will have the exclusive authority to represent the Company and any of the Subsidiaries that are not treated as a C Corporation immediately prior to the Effective Time with respect to any inquiries, claims, assessments, audits or similar events with respect to Taxes before any Taxing Authority or any other Authority (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”) regarding any Pre-Closing Tax Period of such entity or entities that ends on or prior to the Closing Date which are filed after the Closing Date, and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including, without limitation, responding to inquiries, filing tax returns and settling audits; provided, however, that Members Representative will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the ongoing tax liability of a Surviving Company in a Post-Closing Tax Period, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed.
(ii) Contests Giving Rise to Indemnification Obligation. Except as provided in section (i), above, Buyer will have the exclusive authority to represent the Company and the Surviving Company with respect to any Tax Matter before any Taxing Authority or any other Authority, and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including, without limitation, responding to inquiries, filing tax returns and settling audits; provided, however, if the Tax Matter involves Taxes for which Members may be liable under this Agreement, Buyer will promptly notify the Members Representative and the Members Representative will have thirty (30) days from the receipt of the notice to elect to participate in the joint defense of the Tax Matter giving rise to the potential liability. If the Members Representative elects to participate in the joint defense of the Tax Matter, Buyer and Members Representative will select counsel mutually agreeable to the parties (and divide the costs evenly) to contest the liability and no settlement of or other compromise of any Tax Matter may be made without the prior written consent of both the Members Representative and Buyer. If the Members Representative does not elect to participate in the joint defense, Buyer will have the exclusive authority to represent the Company and the Surviving Company with respect to any Tax Matter, but may not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the liability of a Member, or any Affiliate of a Member, without the prior written consent of the Members Representative, which consent will not be unreasonably withheld or delayed. In this case, the Members Representative will agree to bear a portion of the Buyer’s third party costs to contest and document the settlement of the Tax Matter. The amount of the third party costs to be borne by the Members Representative with respect to a Tax Matter shall be equal to the third party costs incurred with respect to the Tax Matter multiplied by a ratio in which the numerator is equal to the Members Representative’s potential liability with respect to the issue under Section 7.1 (reduced for any Deductible Amount applicable thereto under Section 7.4, subject to the terms thereof) and the denominator is equal to the aggregate amount of the liability at issue with respect to the Tax Matter. Buyer will keep the Members Representative fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Buyer will, in good faith, consult with the Members Representative regarding the conduct of or positions taken in any such proceeding. Buyer will not file or cause or permit to be filed any amended tax return relating to such matters without the prior written consent of the Members Representative, which consent will not be unreasonably withheld or delayed. If the Members Representative does not elect to participate in the joint defense of an issue, the Members Representative may elect to waive, in writing, any right to consent to the settlement of a Tax Matter within the thirty (30) day notice period described above. If the Members Representative waives the consent right in writing, the Members Representative shall not be required to reimburse any of the costs incurred with respect to the defense of a Tax Matter.
Section 8.3 Earn-Out Obligations. On the Closing Date after the Effective Time, Buyer shall cause the Surviving Company to pay the Earn-Out Obligations to the Persons identified on Schedule 8.3 hereto in the amount set forth opposite each such Person’s name on such Schedule out of funds provided by Buyer to the extent such amounts were not paid prior to the Closing.
Section 8.4 Trust Payments. Notwithstanding anything to the contrary in this Agreement, but subject to Section 2.1(b)(6), (1) any amounts to be paid pursuant to this Agreement in respect of the First Trust Units or to the First Trust or First Trust Beneficiaries shall be paid to the First Trustee, and (2) any amounts to be paid pursuant to this Agreement in respect of the Second Trust Units or to the Second Trust or Second Trust Beneficiaries shall be paid to the Second Trustee.
Section 8.5 Bonus Payments. Subject to the following sentence, the Surviving Company shall pay bonuses and commissions to the individuals (“Bonus Eligible Employees”) and in the amounts specified for such individuals on Schedule 8.5 (which amounts are accrued on the Closing Balance Sheet and included in the calculation of Net Working Capital) in respect of the annual bonuses for the fiscal year ending December 31, 2010 (“2010 Bonus Payments”) and any earned but unpaid commission payments (“Commission Payments”). The 2010 Bonus Payments shall be paid as soon as reasonably practicable after the Closing Date, but in no event later than December 31, 2010. The Commission Payments shall be paid on the date provided for the payment of such commissions in, and in accordance with the terms of, the Company’s commission plans in effect at the Closing.
ARTICLE IX.
MEMBERS REPRESENTATIVE
Section 9.1 Members Representative Appointment and Duties. GI Manager L.P., or its designee (“GI”) (or any successor thereto appointed in accordance with Section 9.2) (the “Members Representative”), is hereby appointed the exclusive agent, proxy and attorney-in-fact for each of the Members. The Members Representative shall have the authority to act for and on behalf of the Members, including, without limitation, (i) to consummate the transactions contemplated by this Agreement or any of the Transaction Documents including, but not limited to, executing and delivering the Escrow Agreement (with such modifications or changes therein as to which the Members Representative, in its sole discretion, shall have consented), (ii) to communicate to, and receive all communications and notices from, Buyer, Merger Sub and the Surviving Company, (iii) to do each and every act, implement any decision and exercise any and all rights which the Members are permitted or required to do or exercise under this Agreement or any Transaction Document, (iv) to execute and deliver on behalf of such Members any amendment or waiver to this Agreement or any of the Transaction Documents, (v) to negotiate, settle, compromise and otherwise handle any post-closing adjustments and all claims for indemnification made by any Buyer Indemnified Party, (vi) to authorize delivery to a Buyer Indemnified Party of any funds and property in its possession or in the possession of the Escrow Agent in satisfaction of claims by such Buyer Indemnified Party, (vii) to object to such deliveries, (viii) to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, any litigation, action, proceeding or investigation relating to the Company, the Subsidiaries, the Company Units, the Members, this Agreement, any of the Transaction Documents or any of the transactions contemplated by this Agreement or any of the Transaction Documents, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such litigation, action, proceeding or investigation, (ix) to use the Reserve Account in accordance with the provisions of this Agreement, and (x) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, membership interest or unit powers, letters and other writings, and, in general, to do any and all things and to take any and all actions that the Members Representative, in its sole discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or any of the Transaction Documents. The Members Representative shall, in this regard, have all of the rights and powers which the Members would otherwise have, and the Members agree that Buyer, Merger Sub and the Surviving Company shall be entitled to rely exclusively upon all actions taken or omitted to be taken by the Members Representative pursuant to this Agreement, the Escrow Agreement and any of the foregoing matters. The Members Representative shall for all purposes be deemed the sole authorized agent of the Members until such time as the agency is terminated pursuant to Section 9.2 below. Each of the Members agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Members Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Member. All decisions and actions by the Members Representative shall be binding upon all of the Members, and no Member shall have the right to object, dissent, protest or otherwise contest the same.
Section 9.2 Resignation or Removal of the Members Representative. The Members Representative may be removed by the Members at any time upon the vote of Members holding a majority of the Preferred Units (and, if after the Closing, Members who held a majority of the Preferred Units as of immediately prior to the Closing). Subject to the appointment and acceptance of a successor Members Representative as provided below, the Members Representative may resign at any time thirty (30) days after giving notice thereof to the Members. Upon any such removal or resignation, the Members may appoint a successor Members Representative by a vote of Members holding a majority of the Preferred Units (and, if after the Closing, Members who held a majority of the Preferred Units as of immediately prior to the Closing). If no successor Members Representative shall have been appointed by the Members and accepted such appointment within twenty (20) days after the retiring Members Representative’s giving of notice of resignation or the Members’ removal of the Members Representative, then the retiring Members Representative may, on behalf of the Members, appoint a successor. Upon the acceptance of any appointment as the Members Representative hereunder, such successor Members Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Members Representative, and the retiring Members Representative shall be discharged from its duties and obligations hereunder. After any retiring Members Representative’s resignation or removal hereunder as the Members Representative, the provisions of Section 9.3 shall continue in effect for such retiring Members Representative’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Members Representative.

Section 9.3 Liability of Members Representative. The Members Representative shall not incur any liability to the Members with respect to any action taken in reliance upon any note, direction, instruction, consent, statement or other document believed by the Members Representative to be genuinely and duly authorized, or for any other action or inaction in its capacity as the Members Representative, excepting only the fraud or willful misconduct of the Members Representative. The Members Representative may, in all questions arising hereunder or under the Escrow Agreement, rely on the advice of legal counsel and for anything done, omitted or suffered in good faith by the Members Representative based on such advice, the Members Representative shall not be liable to any Member while acting in its capacity as Members Representative. Each Non-Trust Unit Holder shall be liable, Pro Rata, for any fees, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) paid or incurred by the Members Representative in connection with the performance of its obligations as Members Representative, including in the defense of any indemnification claim brought against the Members under Article VII. The payment of such fees, costs and expenses shall first be made by the Members Representative out of the Reserve Account, and thereafter the Members Representative shall have the right to demand payment with respect to such fees, costs and expenses from each Non-Trust Unit Holder, Pro Rata.
ARTICLE X.
MISCELLANEOUS
Section 10.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), three days after being mailed, or (c) if given by facsimile, upon receipt by the receiving party if such facsimile is received prior to 5:00 p.m. local time on a Business Day or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, in each case, to the parties at the following addresses:

If to Buyer, Merger Sub or, after the Effective Time, the Surviving Company:	ABM Industries Incorporated 551 Fifth Avenue, Suite 300 New York, New York 10176
	Attention:	General Counsel
	Facsimile:	(866) 300-1055

with a copy to:	Jones Day 222 East 41st Street New York, New York 10017
	Attention:	Robert Profusek
Andrew Levine
	Facsimile:	(212) 755-7306

If to the Members Representative:	GI Manager L.P. c/o GI Partners 2180 Sand Hill Road, Suite 210 Menlo Park, CA 94025
	Attention:	Hoon Cho
	Facsimile:	(650) 233-3601

with a copy to:	Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, Seventeenth Floor Costa Mesa, California 92626
	Attention:	William Simpson
	Facsimile:	(714) 979-1921
Any party may at any time change the address to which notices may be sent under this Section by the giving of notice of such to the other parties in the manner set forth herein.
Section 10.2 Amendments; No Waivers.
(a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and the Members Representative.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.3 Expenses. Buyer shall be responsible for and pay all costs, fees and expenses incurred by Buyer and/or Merger Sub in connection with this Agreement or any of the transactions contemplated hereby and shall also be responsible for the Nine Month Review Expenses. Except for the Nine Month Review Expenses, which shall be paid by Buyer, the Estimated Selling Transaction Expenses that have not been paid prior to the Closing shall (a) be paid for pursuant to Section 2.1(g) of this Agreement if the Closing occurs or (b) be paid by the Company if the Closing does not occur.
Section 10.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of Buyer and the Members Representative (and, if prior to the Effective Time, the Company), and any such purported assignment, delegation or transfer by any party without such consent shall be void.

Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.
Section 10.6 Counterparts. This Agreement may be executed in counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement.
Section 10.7 Entire Agreement. This Agreement, together with the Transaction Documents, the Disclosure Schedules, the exhibits and schedules hereto and any other agreements entered into in writing as of the date hereof between Buyer, on the one hand, and the Company or the Members Representative, on the other hand, constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, among the parties with respect to such subject matter (except for the Confidentiality Agreement between Buyer and the Company dated September 9, 2010 (the “Confidentiality Agreement”), which shall remain in full force and effect).
Section 10.8 Construction; Interpretation. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Unless the context of this Agreement otherwise requires, (a) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (b) the word “including” shall mean “including, without limitation,” and (c) the word “or” shall be disjunctive but not exclusive. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
Section 10.9 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

Section 10.10 Third Party Rights. Except as set forth in Section 8.1 of this Agreement, any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not create benefits on behalf of any other Person not a party to this Agreement (including, without limitation, any broker or finder), and this Agreement shall be effective only as among the parties hereto, their successors and permitted assigns.
Section 10.11 Confidentiality. All confidential information will be governed by the Confidentiality Agreement, regardless whether or not a Closing shall occur and the transactions contemplated by this Agreement shall be consummated.
Section 10.12 Disclosure Schedules. The Disclosure Schedules are hereby incorporated into this Agreement to the same extent as though fully set forth herein (provided that in no event shall any information or disclosures in the Disclosure Schedules be deemed or interpreted to broaden the representations and warranties contained in this Agreement). Information contained in the Disclosure Schedules under any particular schedule or section is deemed disclosed with respect to other schedules and sections only where the applicability of such information to such other schedules and sections is reasonably apparent on its face, regardless of whether a cross-reference to the applicable schedule and/or section is actually made. Any matter disclosed in the Disclosure Schedules shall not be deemed an admission or representation as to the materiality of the item so disclosed, and matters disclosed in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedules. Nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of the Company, the Subsidiaries or any of the Members to any third party or shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.
Section 10.13 Attorneys’ Fees. In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.
Section 10.14 Jurisdiction. Except for the determination to be made pursuant to Section 2.1(d)(3) of this Agreement, any controversy, claim or dispute involving the parties (or their affiliated Persons) directly or indirectly concerning this Agreement or the subject matter hereof, including, without limitation, any issues and matters arising under the federal and state securities laws and questions concerning the scope and applicability of this Section 10.14 shall be brought in any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Applicable Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 10.14.

Section 10.15 Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement, the Members Representative and the Members (collectively, the “Selling Members”) shall have the right, at their election, to retain the firm of Paul, Hastings, Janofsky & Walker LLP to represent them in such matter, and Buyer, for itself, Merger Sub and the Surviving Company and for Buyer’s, Merger Sub’s and the Surviving Company’s respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Selling Members regarding matters relating to or arising from this Agreement of any fact known to such counsel arising by reason of such counsel’s prior representation of the Selling Members or the Company. Buyer, for itself, Merger Sub and the Surviving Company and for Buyer’s, Merger Sub’s and the Surviving Company’s respective successors and assigns, irrevocably acknowledges and agrees that all communications between the Selling Members and counsel, including, without limitation, Paul, Hastings, Janofsky & Walker LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Selling Members and their counsel and would not be subject to disclosure to Buyer, Merger Sub or the Surviving Company in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing to be privileged communications between the Selling Members and such counsel and none of Buyer, Merger Sub, the Surviving Company or any Person acting or purporting to act on behalf of or through Buyer, Merger Sub or the Surviving Company shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, Merger Sub, the Company or the Surviving Company and not the Selling Members. Other than as explicitly set forth in this Section 10.15, the parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing the Company prior to the Closing shall survive the Closing and continue to be a privilege of the Company, and not the Selling Members, after the Closing.
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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a representative duly authorized, all as of the date first above set forth.

“COMPANY” THE LINC GROUP, LLC
By:	/s/ Michael J. Brennan
	Name:	Michael J. Brennan
	Title:	Senior Vice President and General Counsel

“BUYER” ABM INDUSTRIES INCORPORATED
By:	/s/ Henrik C. Slipsager
	Name:	Henrik C. Slipsager
	Title:	Chief Executive Officer and President

“MERGER SUB” LIGHTNING SERVICES, LLC
By:	/s/ Sarah McConnell
	Name:	Sarah McConnell
	Title:	Secretary

“MEMBERS REPRESENTATIVE” GI MANAGER L.P., as the Members Representative
By:	GI Manager LLC, its General Partner

By:	/s/ Richard Magnuson
	Name:	Richard Magnuson
	Title:	Executive Managing Director